UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BioMimetic Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 9, 2011

Dear Stockholder,

We cordially invite you to attend BioMimetic Therapeutics, Inc.’s 2011 annual meeting of stockholders to be held at 8:00 am CDT on Tuesday, June 14, 2011 at our headquarters at 389 Nichol Mill Lane, Franklin, Tennessee 37067.

The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about our company that you should consider when you vote your shares. Your attention is directed to the documents accompanying this letter for more complete details regarding the matters proposed to be acted upon at the meeting.

A copy of our annual report, as amended, which contains information on our operations and financial performance as well as our audited financial statements, is included with this proxy statement.

Please take the time to carefully read each of the proposals that stockholders are being asked to approve. Your vote is important, and we ask that you vote your shares of common stock, as the proposals described in the proxy statement may have an important impact on the future operations of our company.

When you have finished reading the proxy statement, please promptly vote your shares by proxy either by telephone, by internet or by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you attend the meeting. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

Sincerely,
/s/ Samuel E. Lynch
Samuel E. Lynch President & Chief Executive Officer

BIOMIMETIC THERAPEUTICS, INC. • 389 NICHOL MILL LANE • FRANKLIN, TENNESSEE 37067 MAIN: (615) 844.1280 • FAX: (615) 844-1281 • WWW.BIOMIMETICS.COM

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of BioMimetic Therapeutics, Inc.:

The 2011 Annual Meeting of Stockholders of BioMimetic Therapeutics, Inc. (the “Company”) will be held at the following time, date and place for the following purposes:

TIME:	8:00 a.m. CDT
DATE:	Tuesday, June 14, 2011
PLACE:	BioMimetic Therapeutics, Inc. 389 Nichol Mill Lane Franklin, Tennessee 37067

PURPOSES:

1.	To re-elect three (3) persons to serve as Class III directors each for a term of three years expiring in 2014 or until their respective successors have been duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;
3.	To approve an amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of the Company’s common stock, par value $0.001 per share, authorized for issuance from 37,500,000 to 100,000,000;
4.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;
5.	To vote, on a non-binding, advisory basis, on the frequency (every one, two or three years) that stockholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and
6.	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

These proposals are more fully described in the proxy statement that follows.

WHO MAY VOTE:

The Company’s board of directors has set the close of business on April 21, 2011 as the record date for determining the stockholders who are entitled to notice of, and to vote at, the meeting. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Company’s corporate secretary at the above address.

Whether or not you plan to attend the meeting, please vote by telephone or by internet (instructions are on your proxy card), or mark, sign, date and return the enclosed proxy card, as soon as possible. Promptly voting by telephone or internet or returning your proxy card will help ensure that the greatest number of stockholders are present whether in person or by proxy.

If you later decide to attend the meeting and vote in person, you may revoke your proxy at any time before it is voted at the meeting. Should you desire to revoke your proxy, you may do so as instructed in the accompanying proxy statement.

By Order of the Board of Directors
/s/ Larry Bullock Larry Bullock Chief Financial Officer and Corporate Secretary

Franklin, Tennessee
May 9, 2011

BioMimetic Therapeutics, Inc.
Proxy Statement for 2011 Annual Meeting of Stockholders

i

BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280

PROXY STATEMENT FOR BIOMIMETIC THERAPEUTICS, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
TUESDAY, JUNE 14, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did you send me this proxy statement?

BioMimetic Therapeutics, Inc. (the “Company” or “BioMimetic”) sent you this proxy statement and the enclosed proxy card because the Company’s board of directors (the “board of directors” or the “board”) is soliciting your proxy to vote at the 2011 annual meeting of stockholders and any adjournments of the meeting to be held at 8:00 am CDT on Tuesday, June 14, 2011 at the Company’s headquarters at 389 Nichol Mill Lane, Franklin, Tennessee. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

What is the availability of proxy materials for the 2011 Annual Meeting of Stockholders?

The Company anticipates that, in early May 2011, it will begin sending this proxy statement, the attached Notice of Annual Meeting, and the form of proxy enclosed to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, the Company is also sending along with this proxy statement its 2010 Annual Report, which includes the Form 10-K, as amended, for the fiscal year ended December 31, 2010.

You can also find a copy of the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010, along with the Notice of Annual Meeting and Proxy Statement, electronically on the Internet at www.proxyvote.com. In addition, these materials are available through the “Investors” section of the Company’s website at www.biomimetics.com, and additional copies are available upon written request to Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067.

Who can vote?

Only holders of the Company’s common stock, par value $0.001 per share, of record at the close of business on April 21, 2011 are entitled to vote at the annual meeting. As of April 21, 2011, there were 27,978,558 shares of common stock outstanding and entitled to vote. The common stock is currently the Company’s only outstanding class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting.

How many votes do I have?

Each share of common stock that you own as of the close of business on April 21, 2011 entitles you to one vote.

May I cumulate my votes with respect to any of the proposals?

No. Each share of common stock that you own as of the close of business on April 21, 2011 entitles you to one vote on each proposal or any other business that is properly presented at the 2011 annual meeting or any adjournment.

How do I vote?

Whether you plan to attend the annual meeting or not, you are urged to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting.

If your shares are registered directly in your name through the Company’s stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates, you may vote:

•	By Mail. Complete, sign, date and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as described in “What If I Do Not Vote For Some Of The Matters Listed On My Proxy Card?” section below.
•	By Internet or By Telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.
•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•	By Internet or By Telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.
•	In Person at the Meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and a “Legal Proxy” letter indicating that you have not already voted by mail, internet or telephone and therefore are eligible for vote in person at the meeting. Bring these materials with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card and a Legal Proxy letter from your broker.

What am I voting on?

You are voting on:

•	The re-election of three Class III directors (Samuel E. Lynch, D.M.D., D.M.Sc., Larry W. Papasan and James G. Murphy);
•	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the 2011 fiscal year;
•	The approval of an amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of the Company’s common stock, par value $0.001 per share, authorized for issuance from 37,500,000 to 100,000,000;
•	The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice; and
•	A vote, on a non-binding, advisory basis, on the frequency (every one, two or three years) that stockholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers.

How does the board of directors recommend that I vote at the meeting?

The board of directors recommends that you vote as follows:

•	“FOR” the re-election of all director nominees named in the “Proposal 1: Election of Directors” section of this proxy statement;
•	“FOR” the ratification of the Company’s independent registered public accounting firm for the 2011 fiscal year, as named in the “Proposal 2: Ratification of Independent Registered Public Accounting Firm” section of this proxy statement;

•	“FOR” the approval of an amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of the Company’s common stock, par value $0.001 per share, authorized for issuance from 37,500,000 to 100,000,000, as described in the “Proposal 3: Amendment to Increase the Number of Authorized Shares of Common Stock” section of this proxy statement;
•	“FOR” the non-binding, advisory approval of the compensation of the Company’s named executive officers, as described in the “Proposal 4: Advisory Vote on Executive Compensation” section of this proxy statement; and
•	For having a non-binding, advisory vote on the compensation of the Company’s named executive officers once every “ONE YEAR,” as described in the “Proposal 5: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation” section of this proxy statement.

If any other matter is properly presented at the meeting or any adjournment, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, the Company knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

What constitutes a quorum for the meeting?

A quorum will be present at the meeting if at least 13,989,280 shares of the Company’s common stock are represented in person or by valid proxy, which is a majority of the Company’s outstanding shares of common stock as of the record date. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote “for” or “against” or “abstain” from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

Once a quorum is established at the annual meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are the voting requirements to approve a proposal?

Broker Proxies.  If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” then this is referred to as a “broker non-vote” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. If your bank, broker or other nominee does not receive instructions from you, then your bank, broker or other nominee does not have the authority to vote your shares with respect to the following proposals: “Proposal 1: Election of Directors;” “Proposal 3: Amendment to Increase the Number of Authorized Shares of Common Stock;” “Proposal 4: Advisory Vote on Executive Compensation;” or “Proposal 5: Advisory Vote on the Frequency of An Advisory Vote on Executive Compensation.” Therefore, it is very important that you instruct your bank, broker or other nominee how you wish your shares to be voted on both of these matters.

Proposal 1: Election of Directors.  Assuming a quorum is present, nominees for director must receive a plurality of the votes cast to be elected. Neither abstentions nor withheld votes will have any effect on the outcome of the vote, but both abstentions and withheld votes will be counted for the purposes of determining whether a quorum is present.

Proposal 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm.  The ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm must receive the affirmative vote of a majority of the voting power present in person or by proxy at the meeting. Brokers have discretion to vote on Proposal 2 even if they do not receive instruction from you on how you want the broker to vote.

Proposal 3: Amendment to Increase the Number of Authorized Shares of Common Stock.  The amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 37,500,000 to 100,000,000 must receive the affirmative vote of a majority of the total number of shares outstanding to be approved at the meeting.

Proposal 4: Advisory Vote on Executive Compensation.  The non-binding advisory vote regarding the compensation of the Company’s named executive officers as described in this proxy statement must receive the affirmative vote of a majority of the voting power present in person or by proxy at the meeting to be adopted at the meeting.

Proposal 5: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.   Stockholders of the Company have a choice of having such an advisory vote on the compensation of the Company’s named executive officers once every year, once every two years or once every three years. The alternative (once every year, once every two years or once every three years) receiving the most votes will be the frequency approved by the stockholders.

Abstentions have the same effect as votes against any proposal, other than the election of directors. Broker-non-votes have no effect on Proposals 1, 4 or 5; however, broker non-votes have the same effect as votes against Proposal 3. Broker non-votes and abstentions will be counted for the purposes of determining whether a quorum is present.

How are my votes cast when I sign and return a proxy card?

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Samuel E. Lynch and Larry Bullock as your representatives at the meeting. Either Dr. Lynch or Mr. Bullock will vote your shares at the meeting as you have instructed them on the proxy card. Each of such persons may appoint a substitute for himself.

Even if you plan to attend the meeting, we ask that you complete, sign, date and return your proxy card or submit your proxy by telephone or over the Internet in advance of the meeting in case your plans change. This way, your shares will be voted by you whether or not you actually attend the meeting.

May I revoke my proxy?

If you give the Company your proxy, you may revoke it at any time before it is voted at the meeting. There will be no double counting of votes. You may revoke your proxy in any one of the following ways:

•	entering a new vote or by granting a new proxy card or new voting instruction bearing a later date (which automatically revokes the earlier instructions);
•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted;
•	notifying the Company’s corporate secretary in writing before the annual meeting that you have revoked your proxy; or
•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I receive more than one proxy card?

You may receive more than one proxy card or voting instruction form if you hold shares of the Company’s common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for every account to ensure that all of your shares are voted.

Will my shares be voted if I do not return my proxy card and do not attend the Annual Meeting?

If your shares are registered in your name or if you have stock certificates, they will not be voted on your behalf if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How do I vote?,” then this is referred to as a “broker non-vote” with respect to the proposal(s) not voted upon. As long as a quorum is present, broker non-votes will have no effect on Proposals 1, 4 or 5, but will have the same effect as votes against Proposal 3. Refer to “What are the voting requirements to approve a proposal?” above for more information on broker non-votes.

What if I do not vote for some of the matters listed on my proxy card?

If you return your proxy card without indicating your vote, your shares will be voted as recommended by the Company’s board of directors as follows: (1) “for” the re-election of director nominees; (2) “for” the ratification of the appointment of Ernst & Young; (3) “for” the approval of the amendment to increase the number of authorized shares of common stock; (4) “for” the approval of the compensation of the Company’s named executive officers; and (5) for having an advisory vote on the compensation of the Company’s named executive officers once every “one year.”

Is voting confidential?

Yes. Only the inspector of elections, the Company’s employees that have been assigned the responsibility for overseeing the legal aspects of the annual meeting, and your bank, broker or other nominee, if applicable, will have access to your proxy card. The inspector of elections, which will be appointed by the Company prior to the annual meeting, will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

What are the costs of soliciting these proxies?

The Company will pay all of the costs of soliciting these proxies. The Company’s directors and employees may solicit proxies in person or by telephone, fax or email. No additional compensation will be paid to these directors and employees for those services. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. The Company will then reimburse the banks, brokers and other institutions, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with this process. The Company does not currently plan to engage a proxy solicitation firm.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting by or at the direction of the board of directors, the proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

Although it is not expected, the annual meeting may be adjourned for the purpose of soliciting additional proxies. Any signed proxies received by the Company prior to the annual meeting will be voted in favor of an adjournment in these circumstances. Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow those stockholders who have already sent in their proxies to revoke them at any time prior to their use.

If the annual meeting is adjourned, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of common stock to enter the annual meeting. If you are a stockholder of record, your admission ticket is the bottom half of the proxy card sent to you. If you plan to attend the annual meeting, please so indicate when you vote and bring the ticket with you to the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the annual meeting without an admission ticket, you will be admitted only if the Company is able to verify that you are a stockholder of the Company.

CORPORATE GOVERNANCE

The Company believes it has developed sound corporate principles which it believes are essential to managing the Company’s business affairs efficiently, defining and establishing standards of the Company’s board of directors’ conduct, and maintaining the Company’s integrity in the marketplace. The Company’s board of directors performs key functions related to the Company’s overall corporate goal of increasing stockholder value. These key functions are implemented through the Company’s board of directors’ actions as required by law and through monitoring the Company’s business affairs, especially management plans and performance.

The Company was incorporated under the laws of the State of Delaware and its common stock trades on the NASDAQ Global Select Market. The Company’s corporate governance principles consider federal and Delaware laws, the rules and regulations of the Securities and Exchange Commission (“SEC”), the Listing Rules of the NASDAQ Stock Market, and the Company’s amended and restated certificate of incorporation and bylaws.

Corporate Governance Principles

The Company’s board of directors has established a set of corporate governance principles which address such matters as board composition, director independence, director qualifications, director nominations, board meetings, board committees and other matters. The board of directors believes the guidelines are a necessary component of the Company’s effort to maintain best practices with respect to corporate governance. You may access a copy of the Company’s corporate governance principles on the “Corporate Governance” section of the Company’s website at www.biomimetics.com.

Board Composition

The Company’s current board of directors consists of eight members, as identified in “Proposal 1: Election of Directors” in this proxy statement. The Company’s second amended and restated bylaws require that the board of directors consist of not less than one director nor more than 15 directors, with the exact number of directors to be determined by resolution of the board of directors as recommended by the nominating and governance committee of the board of directors. The Company’s board of directors is divided into three classes (Classes I, II, and III), each of whose members serve for staggered three-year terms.

The Company seeks to maintain a number of members on its board of directors which the board of directors believes strikes an appropriate balance between fostering individual participation and effective decision making, while consisting of a sufficient number of members to achieve the necessary diversity of skills and experiences that are relevant to the Company’s business and operations. Directors serve from the time of their appointment or election to the board of directors until their respective successors have been duly elected and qualified.

Director Independence

Listing Rules of the NASDAQ Stock Market and the Company’s nominating and governance committee charter require that a majority of the members of the Company’s board of directors be independent directors. The Company’s board of directors, upon recommendation of the nominating and governance committee, has determined that each of the following directors is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the NASDAQ Stock Market:

Charles W. Federico	James G. Murphy	Douglas G. Watson
Gary E. Friedlaender	Larry W. Papasan

Under Listing Rule 5605(a)(2) of the NASDAQ Stock Market, a director is not independent if he or she is an executive officer or other employee of the Company, or if he or she has other relationships which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. This NASDAQ Listing Rule also sets forth a number of specific relationships which will result in a director not being considered independent. The Company’s board of directors follows these NASDAQ listing standards when making its determination of whether a particular director should be considered independent. In addition, the Company’s board of directors has adopted a policy that provides that directors who are affiliated with a significant stockholder shall not be considered independent. Directors serving on the audit committee are required to satisfy certain heightened independence standards pursuant to applicable federal law and NASDAQ rules.

Director Qualifications

The Company’s corporate governance principles and the nominating and governance committee charter contain certain criteria that apply to nominees for a position on the Company’s board of directors, as well as procedures for the evaluation of director candidates (the “Nominee Procedures”). These Nominee Procedures, as adopted by the Company’s board of directors and its nominating and governance committee, contain certain minimum qualifications for candidates, including those candidates identified by the Company’s stockholders. The Company’s corporate governance principles provide that the nominating and governance committee will annually review with the Company’s board of directors the composition of the board as a whole, including the appropriate skills and characteristics required of directors. This annual assessment includes issues of diversity, age, contribution to the meetings, the ability to work with other directors and skills such as understanding of the Company’s business and background, the regulations to which the Company is subject, and other factors that define the Company, all in the context of an assessment of the needs of the Company’s board of directors at the time of the decision.

The Company’s board of directors desires to maintain a diverse board that includes members with differing viewpoints, professional experiences, educational and industry backgrounds, skills and other individual qualities and attributes that contribute to board heterogeneity. Therefore, the qualifications of a candidate for director should provide diversity and balance to the collective knowledge, perspective, experience, and expertise of the Company’s board of directors. A candidate for director is examined in light of the Company’s current and anticipated needs, including the need to have a sufficient number of directors qualified to serve on the audit and other committees in accordance with applicable law, rules and regulations. In considering a candidate for the Company’s board, there will be no discrimination based on race, ethnicity, national origin, gender, religion, or disability. The Company has implemented this policy of diversity in its nomination and evaluation of director candidates, as discussed in “Director Nominations and Evaluation of Candidates.”

The orientation of new directors will include background material, meetings with senior management and visits to Company facilities. Continuing education is provided for all members of the Company’s board of directors and includes such topics as critical issues affecting the Company and its industry overall, and directors’ roles and responsibilities (including general and legal guiding principles).

The Nominee Procedures provide that the nominating and governance committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or class of stockholders or other constituency;
•	meet the minimum qualifications for directors set forth in the corporate governance principles and fulfill the needs of the Company’s board of directors at that time in terms of diversity of age, gender, race, experience and expertise; and
•	possess the background and demonstrated ability to contribute to the performance by the Company’s board of directors of its collective responsibilities through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the nominating and governance committee may also consider whether the candidate:

•	is of the highest ethical character, shares the core values of the Company as reflected in the Company’s corporate governance principles and the Company’s code of conduct, and is committed to promoting the long-term interests of the Company’s stockholders;

•	has a reputation, both personal and professional, consistent with the image and reputation of the Company and its values;
•	is highly accomplished in the candidate’s field;
•	has expertise and experience that would complement the expertise, experience and industry of the Company and other members of the Company’s board of directors;
•	has the ability to exercise mature business judgment; and
•	is “independent” as such term is defined by the NASDAQ Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the nominating and governance committee considers how the skills and attributes of each individual candidate or incumbent director, along with the skills and attributes of the other directors or director candidates, creates a board of directors that is collegial, engaged and effective in performing its duties. The nominating and governance committee will assess the effectiveness of its director qualifications policy annually in connection with the nomination of directors for election at each annual meeting of stockholders. The effectiveness of this policy is also assessed as part of the full board of directors’ periodic self-assessment process. For a discussion of the specific backgrounds and qualifications of the Company’s current directors, see “Proposal 1: Election of Directors” in this proxy statement.

Director Nominations and Evaluation of Candidates

The nominating and governance committee identifies potential nominees to serve as a director on the Company’s board of directors based upon suggestions from members of the committee, members of the Company’s board of directors, stockholders and by other means. When identifying nominees to serve as a director, including the current directors and director nominees, the nominating and governance committee considers the candidate qualifications discussed in “Director Qualifications” above.

The nominating and governance committee will also consider qualified director candidates recommended by stockholders. All director candidates will be evaluated in the manner discussed herein regardless of how they are recommended, including recommendations by stockholders. For stockholder recommendation of director nominees, stockholders must follow the procedures that are outlined in the Company’s nominating and governance committee charter, which is available on the Company’s website at www.biomimetics.com. Stockholders can mail any such director candidate recommendations to the following address: Nominating and Governance Committee, Attn: Chairperson, c/o BioMimetic Therapeutics, Inc. — General Counsel, 389 Nichol Mill Lane, Franklin, TN 37067. For more information, see “Stockholder Proposals and Nominations for Director” in this proxy statement.

Once candidates for director have been identified, the members of the nominating and governance committee will review and assess the prospective board nominees’ qualifications to serve on the Company’s board of directors. The evaluation of prospective board nominees includes an appropriate level of due diligence, including background investigations, and any matters discovered during such investigations are discussed prior to approval of the nomination of the prospective director. In connection with this review, upon request candidates will complete and return to the committee a Directors and Officers Questionnaire. The committee shall then meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of the Company’s board of directors.

Based on the results of the evaluation process, the nominating and governance committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Company’s board of directors for selection as a director nominee. Upon selection of one or more director nominees by the Company’s board of directors, the chairman of the board will extend an invitation to the individual to become a director nominee to be included on the proxy card for election at the next annual meeting of stockholders. In consultation with the chairman of the board and the Company’s chief executive officer, the committee may also recommend candidates for the board’s selection as nominees for appointment to the various committees of the Company’s board of directors.

Director Service Limitations

The Company’s board of directors has not established limits on the term of the directors’ service with the Company. While term limits could help ensure that there are fresh ideas and viewpoints available to the Company’s board of directors, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the board as a whole.

The Company’s board of directors has not established specific limits on the number of boards of directors on which a Company director may serve, but has adopted a general policy that directors should limit the number of boards on which they serve in order to ensure that such service does not interfere with the director’s ability to fulfill his or her duties as a member of the Company’s board of directors. Directors are expected to notify the chair of the nominating and governance committee prior to accepting an invitation to serve on any for-profit board of directors to permit the nominating and governance committee to evaluate the relationship for an actual or potential conflict of interest and to confirm that the director continues to have time available to perform his or her duties as a director of the Company.

Board Leadership Structure

The Company’s board of directors elects the Company’s chief executive officer and its chairman, and each of these positions may be held by the same person or may be held by two people. The Company’s board of directors has determined that it is currently in the best interest of the Company and its stockholders to separate the roles of chairman of the board and chief executive officer. The chairman’s primary responsibilities are to manage the board and serve as the primary liaison between the board of directors and the chief executive officer, while the primary responsibility of the chief executive officer is to manage the day-to-day affairs of the Company, taking into account the policies and directions of the Company’s board of directors. Such an arrangement promotes more open and robust communication among the board, and provides an efficient decision making process with proper independent oversight.

The Company believes, however, that there is no single leadership structure that is the best and most effective in all circumstances and at all times. Accordingly, the board of directors retains the authority to later combine these roles if doing so would be in the best interest of the Company and its stockholders.

The Company’s board of directors has three standing committees, including an audit committee, a compensation committee and a nominating and governance committee, and from time to time may appoint special committees as it deems appropriate. These committees assist the Company’s board of directors in discharging its responsibilities.

Risk Oversight

While the Company’s management is responsible for the day-to-day management of risk to the Company, the Company’s board of directors has broad oversight responsibility for the Company’s risk management programs. The various committees of the Company’s board of directors assist in its efforts to fulfill its oversight responsibilities in certain areas of risk. In particular, the audit committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the Company’s independent registered public accountants the Company’s policies with respect to risk assessment and risk management. The compensation committee is responsible for considering those risks that may be implicated by the Company’s compensation programs and reviews those risks with the Company’s board of directors and chief executive officer. For more information on the compensation committee’s risk assessment review, see “Compensation Discussion and Analysis — Risk Assessment” in this proxy statement.

Code of Conduct and Ethics

It is the Company’s policy to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. The Company has adopted a code of business conduct and ethics with policies and procedures that apply to all associates (all employees are encompassed by this term, including associates who are officers) and directors, including the chief executive officer, chief financial officer, director of finance, and persons performing similar functions.

The Company has made the code of business conduct and ethics available on its website at www.biomimetics.com. A copy of the code of business conduct and ethics will be provided to any person, without charge, upon written request to: Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067. If any substantive amendments to the code of business conduct and ethics are made or any waivers are granted, including any implicit waiver, the Company will disclose the nature of such amendment or waiver on its website or in a Current Report on Form 8-K.

Questions regarding the policies in the code of business conduct and ethics may be directed to the Company’s general counsel or corporate secretary by mail to the Company’s corporate headquarters at the above address. In addition, stockholders or interested parties who have concerns relating to the Company’s accounting, internal controls or auditing matters may alternatively submit the information to the audit committee through an ethics hotline at 888-475-8376. Communications submitted through the ethics hotline are confidential, and can be anonymous if desired.

Communications with Members of the Board

Stockholders or interested parties may send communications to the Company’s board of directors in writing, addressed to the full board of directors or to the independent directors, c/o the Corporate Secretary or General Counsel, at BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, TN 37067, telephone 615-844-1280. All written communications and telephone communications, including ethics hotline matters, will be promptly forwarded to the specified individual directors, or if applicable, to all the members of the Company’s board of directors as deemed appropriate by the corporate secretary or general counsel.

Board Member Attendance at Annual Meeting

The Company expects each member of the Company’s board of directors to attend the 2011 Annual Meeting of Stockholders. All of the Company’s directors who served on the Company’s board of directors on the day of the 2010 Annual Meeting of Stockholders attended the meeting.

Meetings and Committees of the Board

In accordance with the Company’s corporate governance principles, the Company’s board of directors holds at least four meetings annually. The chairman of the board and the Company’s chief executive officer jointly develop agendas and plans for meetings. Any member of the Company’s board of directors may request that an item be included on the agenda. Independent directors meet privately in executive session at each quarterly board meeting. The non-independent non-management directors, if any, may be invited to join such executive sessions when appropriate. The chairman of the board presides at such meetings.

During the fiscal year ended December 31, 2010, the Company’s board of directors held 11 meetings. In addition, the various standing committees of the board met a total of 15 times, consisting of the audit committee (eight meetings), the compensation committee (five meetings) and the nominating and governance committee (two meetings). All directors attended at least 75% of the aggregate number of meetings of the Company’s board of directors and of the standing committees of the Company’s board of directors on which he served during the fiscal year ended December 31, 2010.

In accordance with the Company’s corporate governance principles and the Company’s second amended and restated bylaws, the Company’s board of directors has established the standing committees described below.

Audit Committee

The Company has a separately designated standing audit committee established in accordance with the requirements of the Exchange Act and the Listing Rules of the NASDAQ Stock Market. The members of the Company’s audit committee are James G. Murphy, Larry W. Papasan and Charles W. Federico. Mr. Murphy is the chairman of the committee. The audit committee’s responsibilities are set forth in a written charter that has been adopted by the Company’s board of directors, a copy of which is available on the Company’s website at www.biomimetics.com.

The audit committee’s charter provides that the audit committee shall consist of not less than three directors, all of whom shall be “independent” as defined under all applicable rules and regulations, including the requirements of applicable Listing Rules of the NASDAQ Stock Market and Rule 10A-3 promulgated under the Exchange Act. The Listing Rules of the NASDAQ Stock Market also provide that members of a listed company’s audit committee may not have participated in the preparations of the listed company’s financial statements or of any current subsidiary of the listed company at any time during the three years preceding the participation of the director on the audit committee, and all members of a listed company’s audit committee must be able to read and understand fundamental financial statements, including the company’s balance sheet, income statement and statement of cash flows. In addition, under the Listing Rules of the NASDAQ Stock Market, each listed company must certify that it has, and will continue to have, at least one audit committee member who has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The audit committee charter provides that all members of the audit committee must comply with all financial literacy requirements of the Listing Rules of the NASDAQ Stock Market.

The rules and regulations of the Securities and Exchange Commission (the “SEC”) require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Company’s board of directors has determined that Mr. Murphy is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that he is financially sophisticated as defined under the Listing Rules of the NASDAQ Stock Market.

The Company’s board of directors has determined that Messrs. Murphy, Papasan and Federico are independent and eligible to serve on the Company’s audit committee as defined in the Listing Rules of the NASDAQ Stock Market and Rule 10A-3 promulgated under the Exchange Act. In addition, the Company’s board of directors has determined that all of the members of the audit committee meet the financial literacy requirements of the Listing Rules of the NASDAQ Stock Market.

As described more fully in its charter, the primary responsibilities of the audit committee consist of assisting the board of directors in its oversight function by:

•	overseeing the integrity of the Company’s accounting policies and practices, the Company’s financial reporting processes and audits of the Company’s financial statements;
•	ensuring compliance with effective internal controls, disclosure controls and risk assessment procedures;
•	ensuring compliance with legal and regulatory requirements;
•	approving the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, Ernst & Young LLP, including the review of problems, difficulties or disagreements, if any, between management and the auditors regarding financial reporting, as well as evaluating the auditors’ qualifications, independence and performance;
•	reviewing and approving any related party transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act;
•	reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the SEC, and reviewing the corresponding chief executive officer and chief financial officer certifications of these reports; and
•	preparing an audit committee report for inclusion in the Company’s proxy statement.

The audit committee meets at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting will conclude with an executive session of the committee absent members of management. In addition, the committee may meet with the independent auditor, at such times as the committee deems appropriate, to review the independent auditor’s examination and management report. The audit committee held eight meetings in 2010.

Compensation Committee

The members of the Company’s compensation committee are Charles W. Federico, Gary E. Friedlaender and Douglas G. Watson. Mr. Federico is the chairman of the committee. The compensation committee’s responsibilities are set forth in a written charter that has been adopted by the Company’s board of directors, a copy of which is available on the Company’s website at www.biomimetics.com.

The compensation committee’s charter provides that the compensation committee shall consist of not less than three directors, all of whom shall be “independent.” Members of the compensation committee must be independent under all applicable rules and regulations, including the requirements of applicable Listing Rules of the NASDAQ Stock Market, the definition of “non-employee director” under Rule 16b-3 under the Exchange Act, and the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Company’s board of directors has determined that Messrs. Federico and Watson and Dr. Friedlaender are independent for purposes of membership on the compensation committee. The compensation committee charter also provides that all members of the compensation committee must be literate in compensation-related matters. Such literacy is determined by the Company’s board of directors in its business judgment. The Company believes that all of the members of the compensation committee meet these requirements.

As described more fully in its charter, the primary purpose of the compensation committee is to discharge the responsibilities of the Company’s board of directors relating to compensation of the Company’s executive officers. Specific purposes and responsibilities of the compensation committee include:

•	establishing and maintaining a competitive, fair and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company and to attract necessary additions to the staff with appropriate qualifications;
•	overseeing the competency and qualifications of the Company’s senior management, provision for senior management succession, soundness of the organization structure and other related matters to ensure the effective management of the business;
•	reviewing and recommending approval of compensation of the Company’s executive officers;
•	reviewing and administering the Company’s stock incentive compensation, 401(k) and employee stock purchase plans and making appropriate recommendations to the Company’s board of directors; and
•	preparing a compensation committee report for inclusion in the Company’s proxy statement.

The compensation committee meets at least annually, or more frequently as circumstances dictate. The compensation committee held five meetings in 2010.

Nominating and Governance Committee

The members of the Company’s nominating and governance committee are Gary E. Friedlaender, James G. Murphy and Douglas G. Watson. Mr. Watson is the chairman of the committee. The nominating and governance committee’s responsibilities are set forth in a written charter that has been adopted by the Company’s board of directors, a copy of which is available on the Company’s website at www.biomimetics.com.

The nominating and governance committee’s charter provides that the nominating and governance committee shall consist of not less than three directors, all of whom shall be “independent.” Members of the nominating and governance committee must be independent under all applicable rules and regulations, including the requirements of applicable Listing Rules of the NASDAQ Stock Market. The Company’s board of directors has determined that Messrs. Murphy and Watson and Dr. Friedlaender are independent for purposes of membership on the nominating and governance committee. The nominating and governance committee charter also provides that all members of the nominating and governance committee must have an understanding of, and interest in, corporate governance and corporate board issues, derived from membership on boards of public companies or relevant training or education. The Company believes that all of the members of the nominating and governance committee meet these requirements.

As described more fully in its charter, the primary responsibilities of the nominating and governance committee consist of assisting the Company’s board of directors in its oversight function by:

•	providing oversight of the corporate governance guidelines for the Company’s board of directors and making appropriate recommendations to the Company’s board of directors;

•	identifying, evaluating and recommending nominees for election to the Company’s board of directors;
•	overseeing the evaluation of the Company’s board of directors; and
•	reviewing and approving compensation for non-employee members of the Company’s board of directors.

The nominating and governance committee’s charter outlines how the nominating and governance committee fulfills its responsibilities for assessing the qualifications and effectiveness of the current board members, assessing the needs for future board members, identifying individuals qualified to become members of the board and its committees, and recommending candidates for the board’s selection as director nominees for election at the next annual or other properly convened meeting of stockholders.

The nominating and governance committee held two meetings in 2010.

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee were independent directors during fiscal year 2010. Dr. Lynch is the only executive officer that serves as a member of the Company’s board of directors. None of the Company’s executive officers has ever served on the compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of the Company’s board of directors or compensation committee. None of the members of the compensation committee has ever been an employee of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s board of directors is divided into three classes (Classes I, II, and III), each of whose members serve for staggered three-year terms.

Upon expiration of the term of a class of directors, the directors in that class will be eligible to be re-elected for a new term at the annual meeting of stockholders in the year in which their term expires, provided that they are properly nominated for re-election. The Company’s directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a plurality of the outstanding stock entitled to vote on election of directors.

Class I Directors (current term expires in 2012)

Thorkil K. Christensen, Christopher B. Ehrlich and Charles W. Federico serve as the current Class I directors. Their current three-year term will expire at our 2012 annual meeting, at which time they may be eligible for re-election to serve an additional three-year term.

Class II Directors (current term expires in 2013)

Gary Friedlaender, M.D., and Douglas G. Watson serve as the current Class II directors. Their current three-year term will expire at our 2013 annual meeting, at which time they may be eligible for re-election to serve an additional three-year term.

Class III Director Nominees (current term expires in 2011)

Samuel E. Lynch, D.M.D., D.M.Sc., Larry W. Papasan and James G. Murphy serve as the current Class III directors. The Company’s board of directors has nominated each of the current Class III directors for re-election at the 2011 annual meeting to serve a three-year term expiring at the 2014 annual meeting. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies solicited herewith may be voted for the election of another person in his or her stead at the discretion of the proxy holders. The Company’s board of directors knows of no reason to anticipate that this will occur.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF THE PROPOSED CLASS III DIRECTOR NOMINEES.

Biographical information for each person currently serving as a Class I, Class II or Class III director is set forth below. Such information includes disclosure regarding the person’s service as a director, business experience, director positions for companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and governance committee and the Company’s board of directors to determine that the person should serve as a director for the Company.

Continuing Class I Directors

Set forth below are the names of the Class I directors whose current terms will not expire until the 2012 annual meeting:

Thorkil K. Christensen (63)

Mr. Christensen has served as one of BioMimetic’s directors since June 2009. He is currently the Chief Financial Officer for Novo A/S, where he has served in that position since 2003. Mr. Christensen has been employed by Novo A/S and its affiliates since 1978. He joined Novo Industri A/S in 1978 where he held two director positions in the areas of Finance and Investor Relations. From 1987 to 1989, he was the technical and general manager of the enzyme division’s South East Asia regional office in Malaysia. From 1989 to 2003, he served in various positions at Novo Nordisk A/S, including Managing Director of Health Care Asia, Vice President of International Operations and Chief Executive Officer of China Operations. Mr. Christensen also currently serves on the board of directors of the Nordic Institute of Asian Studies and Executives’ Global Network A/S, and as Vice Chairman of the Danish Chinese Business Forum.

Mr. Christensen’s diverse experience in senior executive roles and his international and financial business experience give him the appropriate and valuable qualifications to serve as a member of the Company’s board of directors. In particular, Mr. Christensen’s exposure to and familiarity with conducting business in multiple countries and cultures outside the United States offers unique insights and perspectives to the Company’s board of directors, which are invaluable as the Company anticipates commercializing its product candidates in international markets.

Christopher B. Ehrlich (41)

Mr. Ehrlich has served as one of BioMimetic’s directors since October 2004. He is currently a General Partner at InterWest Partners, a diversified venture capital firm, which he joined in August 2000. Before joining InterWest, Mr. Ehrlich was Director, Licensing & Business Development at Purdue Pharma, a private pharmaceutical firm based in Stamford, Connecticut. In that position, Mr. Ehrlich was responsible for developing a biologic oncology franchise, including in-licensing key intellectual properties, establishing and managing collaborations with biotechnology companies and participating in the commercial operations of Purdue BioPharma, a biotechnology company located in Princeton, New Jersey. Prior to joining Purdue Pharma, Mr. Ehrlich worked in business and corporate development at Genentech, Inc., in venture capital at The U.S. Russia Investment Fund, and in biotechnology strategy development at LEK Consulting. In addition to BioMimetic, he currently serves on the board of directors of Carbylan BioSurgery, Follica, Inc., Invuity, Inc., KAI Pharmaceuticals, QuatRx Pharmaceuticals, Satori Pharmaceuticals, Transcept Pharmaceuticals (NASDAQ: TSPT) and Xenon Pharmaceuticals.

Mr. Ehrlich holds a B.A. from Dartmouth College, cum laude, and an M.B.A. with majors in health care and finance from the J.L. Kellogg Graduate School of Management at Northwestern University where he served as an instructor and advisor to the Biotech Program and was awarded a ServiceMaster scholarship for contributions to the health care industry.

Mr. Ehrlich’s experience in venture capital investing, including his knowledge of corporate finance and the capital markets; his experience in the life science industry including his experience on the board of directors of medical technology start-up companies that have transitioned into commercial entities; his licensing and business development experience; and his in-depth understanding of the Company through the six and a half years that he has served on the Company’s board of directors, give Mr. Ehrlich the appropriate and valuable qualifications to serve as a member of the Company’s board of directors.

Charles W. Federico (62)

Mr. Federico has served as one of BioMimetic’s directors since June 2007. He is also chairman of the compensation committee and a member of the audit committee. Mr. Federico also currently serves on the board of directors of Mako Surgical Corporation (NASDAQ: MAKO) and SRI/Surgical Express, Inc. (NASDAQ: STRC). Mr. Federico also sits on the board of trustees of the Orthopaedic Research and Education Foundation, and previously was a Founding Trustee and board member of the American Sports Medicine Institute.

Mr. Federico previously served as a director of Power Medical Interventions, Inc. until December 2009 and as a director of Orthofix International N.V. (NASDAQ: OFIX) until June 2010, where he also served as President from 1996 to 2001 and as President and Chief Executive Officer from 2001 to 2007. From 1985 to 1996, Mr. Federico was employed by Smith & Nephew Endoscopy (formerly Dyonics, Inc.), initially as General Manager and subsequently as President. From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager. Previously in his career, he held management and marketing positions with General Foods Corporation, Air Products Corporation, Puritan Bennett Corporation and LSE Corporation.

Mr. Federico’s long-time and diverse experience in senior executive roles in the orthopedic/medical device industries, and in particular his broad experience in commercial operations, sales and marketing, give him the appropriate and valuable qualifications to serve as a member of the Company’s board of directors. This experience is especially valuable as the Company makes extensive operational decisions and builds its sales and marketing infrastructure as it prepares for proposed commercial activities surrounding the anticipated regulatory approval and commercial launch of Augment TM Bone Graft (“Augment”) in the United States later in 2011.

Continuing Class II Directors

Set forth below are the names of the Class II directors whose current terms will not expire until the 2013 annual meeting:

Gary E. Friedlaender, M.D. (65)

Dr. Friedlaender has served as one of BioMimetic’s directors since September 2006 and served as chairman of the Company’s orthopedic scientific advisory board since July 2001. He is also a member of the compensation and nominating & governance committees. Since 1986, Dr. Friedlaender has served as the Chief of the Department of Orthopedics and Rehabilitation at Yale-New Haven Hospital and as Professor and Chair of Orthopedics and Rehabilitation at the Yale University School of Medicine. In addition, he currently serves as the President of the American Orthopaedics Association.

Dr. Friedlaender holds an M.D. from the University of Michigan Medical School in Ann Arbor. Dr. Friedlaender completed his general surgery internship and residency at the University of Michigan Medical Center, and his orthopedic residency at the Yale-New Haven Hospital and Newington Children’s Hospital in Newington, CT. He then completed a fellowship in musculoskeletal oncology at Massachusetts General Hospital in Boston, MA. During active duty in the U.S. Navy, he was Director of the Naval Medical Research Institute’s Tissue Bank Division in Bethesda, MD, and has since served on various medical advisory committees for the National Institutes of Health. Dr. Friedlaender has received several research grants and written numerous articles related to orthopedic reconstruction, oncology and bone grafting.

Dr. Friedlaender’s extensive medical expertise as an orthopedic surgeon, including his experience in research and clinical development, provides valuable scientific and technical expertise to the Company’s board of directors, and gives him the appropriate and valuable qualifications to serve as a member of the Company’s board of directors. Dr. Friedlaender’s experience has provided unique insights for the Company’s board of directors’ evaluation of technologies, as well as product development and marketing strategies, from the perspective of the ultimate consumer of the Company’s products.

Douglas G. Watson (66)

Mr. Watson has served as one of BioMimetic’s directors since 1999. He is also chairman of the nominating & governance committee and a member of the compensation committee. Mr. Watson is currently the Chief Executive Officer of Pittencrieff Glen Associates, a leadership and consulting firm that he founded in 1999. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation (the U.S. subsidiary of Novartis A.G.), President and Chief Executive Officer of Ciba-Geigy Corporation (which merged into Novartis Corporation in December 1996), President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. In all, Mr. Watson’s career with Novartis spanned 33 years, having joined Geigy (UK) Ltd. in 1966.

Mr. Watson currently serves as chairman of the board of OraSure Technologies, Inc. (NASDAQ: OSUR), a medical diagnostics company, and as a director of Delcath Systems, Inc. (NASDAQ: DCTH) and Dendreon Corporation (NASDAQ: DNDN). Prior board memberships have included Genta Incorporated (a biopharmaceutical company) (OTCBB: GNTA), Javelin Pharmaceuticals, Inc. (a pharmaceutical company), Englehard Corporation (a surface and materials science company), Summit Bank Corporation, Novartis Corporation and Bionor Immuno AS. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University and is a member of the Chartered Institute of Management Accountants.

Mr. Watson’s long-time and diverse experience in executive roles in fully commercialized pharmaceutical companies, and his service on the board of directors and board committees of other private and public companies, together with his accounting background and financial expertise, give him the appropriate and valuable qualifications to serve as a member of the Company’s board of directors. This experience is especially valuable as the Company makes extensive accounting, operational and infrastructure decisions as it prepares for proposed commercial activities surrounding the anticipated regulatory approval and commercial launch of Augment in the United States later in 2011.

Nominees for Election as Class III Directors

Set forth below are the names of the Class III directors whose current terms are set to expire at the 2011 annual meeting, and are nominated for re-election to new three-year terms expiring at the 2014 annual meeting:

Samuel E. Lynch, D.M.D., D.M.Sc. (51)

Dr. Lynch is the founder, President and Chief Executive Officer of BioMimetic Therapeutics, Inc. and has served as a director since the Company’s inception in 1999. Dr. Lynch also served as Chairman of the Company’s board of directors from the Company’s inception until August 2005. He has spent his career in health care management, product development, and earlier in academic medicine and dentistry, including research and patient care. He received his Doctorate of Medical Sciences and Specialty in Periodontology from the Harvard Medical and Dental Schools, respectively, as well as a Doctorate of Dental Medicine from Southern Illinois University School of Dental Medicine. Dr. Lynch is also a member of the board of directors of GreenBankshares, Inc. (NASDAQ: GRNB) and numerous non-profit organizations.

During his tenure at the Company, he has published and lectured extensively worldwide. Additionally, as the co-inventor of the Company’s platform regenerative technology, he has been instrumental in the development of the Company’s innovative products and product candidates for the healing of musculoskeletal injuries and diseases, including periodontal, orthopedic, sports medicine and spine applications. In this era of complex regulatory environments, he is one of only a handful of doctors to have been fortunate enough to make a breakthrough discovery and oversee its development through all phases of development culminating in U.S. Food and Drug Administration (“FDA”) approval and commercialization.

Dr. Lynch’s extensive experience with the Company as its founder, as well as his tenure as the Company’s President and Chief Executive Officer since inception, brings necessary historic knowledge and operational continuity to the Company’s board of directors. Dr. Lynch’s scientific expertise as co-inventor of the Company’s platform regenerative technology, demonstrated leadership skills, knowledge of the biotechnology and orthopedic industries and markets, as well as his strategic planning and operational management experience, give him the appropriate and valuable qualifications to serve as a member of the Company’s board of directors.

Larry W. Papasan (70)

Mr. Papasan has served as one of BioMimetic’s directors and as chairman of the Company’s board of directors since August 2005. He is also a member of the audit committee. From July 1991 until his retirement in May 2002, Mr. Papasan served as President of Smith & Nephew Orthopaedics and as director until the end of 2005. Mr. Papasan was responsible for research and development, manufacturing, marketing, sales and various administrative functions during his tenure with Smith & Nephew (NYSE: SNN), at which time the Ortho Division grew in sales from $300 million to $650 million while growing profitably at over 15% per year. Prior to joining Smith & Nephew, he was President of Memphis Light, Gas & Water Division from 1984 until his retirement in 1991.

Mr. Papasan has served as a member of the board of directors of several public and private companies, including: (1) AxioMed Spine Corporation since August 2007; (2) BioMedical Tissue Technologies, Ltd. since 2004; (3) Cagenix, Inc., a startup dental implant company, since early 2003; (4) Extra Ortho, Inc. since October 2007; (5) MiMedx Group, Inc. (OTCBB: MDXG) since October 2007; (6) Smith, Seckman & Reid Engineering, Inc. since July 2002; (7) Reaves Utility Income Fund, a closed-end management investment company, since March 2002; and (8) Triumph Bankshares, Inc., a bank holding company, since June 2006. Mr. Papasan is also involved with several not-for-profit organizations, such as the University of Memphis Fogelman Business School, the Biblical Resource Center & Museum, and the Memphis BioWorks Foundation.

Mr. Papasan’s long-time and diverse experience in executive roles and board services in the orthopedic, utility and financial industries give him the appropriate and valuable qualifications to serve as a member of the Company’s board of directors. In particular, his business success and demonstrated leadership during his 11-year tenure as President and 14-year tenure as a director of Smith & Nephew Orthopaedics, as well as his extensive experience in strategic planning and commercial operational management, gives him the unique insight and experience necessary to lead the Company as chairman of its board of directors as it progresses towards proposed commercial operations following the anticipated FDA regulatory approval of Augment.

James G. Murphy (55)

Mr. Murphy has served as one of BioMimetic’s directors since September 2005. He is also chairman of the audit committee and a member of the nominating & governance committee. Mr. Murphy is currently the Vice President of Finance of NMS Labs, Inc., a privately held medical reference laboratory company specializing in forensic toxicology testing. NMS Labs, Inc. is considered a leader in the specialty area of esoteric laboratory testing in the United States. He is responsible for all financial, accounting, reporting and administrative matters.

From March 1999 until February 2008, Mr. Murphy was the Senior Vice President, Finance and Administration, and Chief Financial Officer, of Immunicon Corporation (OTCBB: IMMCQ), a publicly-held medical device company specializing in the detection and analysis of rare cells. On June 11, 2008, Immunicon Corporation voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, District of Delaware. Prior to Immunicon Corporation, Mr. Murphy’s extensive experience as a senior finance executive spanned over 20 years working with health-care and technology companies. He holds a B.S. in Accounting, cum laude, from Villanova University, and is a certified public accountant.

Mr. Murphy’s extensive experience as a chief financial officer in publicly and privately held companies provides valuable financial and audit expertise, particularly in light of Mr. Murphy’s role as chairperson of the audit committee of the board of directors. Mr. Murphy’s extensive knowledge of and expertise in analyzing and evaluating financial statements, overseeing the preparation and auditing of financial statements, and addressing complex accounting issues, as well as his in-depth knowledge of internal controls and procedures for financial reporting, and his experience in corporate finance, capital markets, and commercial operations, give him the appropriate and valuable qualifications to serve as a member of the Company’s board of directors. This experience is especially valuable as the Company makes extensive accounting, operational and infrastructure decisions as it prepares for proposed commercial activities surrounding the anticipated regulatory approval and commercial launch of Augment in the United States.

Director Compensation

The board of directors meets on a quarterly basis, or more often as needed, to address matters relating to the operation and direction of the Company. Only directors who are not employees of the Company and directors who do not beneficially own 5% or more of the Company’s outstanding common stock (“compensation qualifying directors”) are separately compensated for their services on the board. The Company provides compensation to each of the compensation qualifying directors as described in the paragraphs below.

For 2010, the compensation plan for the Company’s compensation qualifying directors provides that each will receive an annual retainer of $20,000 for serving on the Company’s board of directors and an annual retainer of $5,000 for each committee membership. Directors will receive $2,000 for each board meeting attended in person, $1,000 for each telephonic board meeting, and $1,000 for each committee meeting attended. In addition, the chairman of the board will receive an annual fee of $25,000, the chairman of the audit committee will receive an annual fee of $10,000, the chairman of the compensation committee will receive an annual fee of $8,000, and the chairman of the nominating and governance committee will receive an annual fee of $5,000.

Each of the compensation qualifying directors, on the date the director is first elected or appointed to the board of directors, may be granted an option to acquire 0.09% of the Company’s outstanding shares of common stock on a fully diluted basis on the date of the grant. Generally, the initial grant vests over three years. In addition, immediately following each annual stockholders meeting, each compensation qualifying director who is re-elected to the board of directors or who continues his ongoing term may receive an annual stock option grant with a Black-Scholes value of approximately $80,000 on the date of grant.

As of December 31, 2010, the current compensation qualifying directors have been awarded options to purchase an aggregate total of 313,127 shares of common stock. Of these options awarded, a total of 101,475 options have been exercised and no options have been forfeited, resulting in a total of 211,652 options issued and outstanding as of December 31, 2010. Of the options issued and outstanding as of December 31, 2010, a total of 109,160 remain unvested.

Please see “Certain Relationships and Related Party Transactions — Agreements with Directors and Officers” for a discussion of other arrangements relating to the compensation of our directors.

The following table sets forth a summary of the compensation to non-employee directors that the Company paid or accrued during the year ended December 31, 2010:

Name	Fees earned or paid in cash ($)		Stock Awards ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Thorkil K. Christensen	$—		$—	$—	$—	$—
Christopher B. Ehrlich	—		—	—	—	—
Charles W. Federico	65,000		—	80,001	—	145,001
Gary E. Friedlaender, M.D.	61,000	(3)	—	80,001	58,118	199,119
James G. Murphy	62,000		—	80,001	53,849	195,850
Larry W. Papasan	78,000		—	80,001	55,112	213,113
Douglas G. Watson	56,000		—	80,001	—	136,001

(1)	Represents the aggregate grant date fair value of non-qualified stock options awarded in 2010, which was determined in compliance with Accounting Standards Codification (“ASC”) 718 and is more fully described in Note 15 (Stock-Based Compensation) of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010.
(2)	Exercise of non-qualified stock options in 2010 resulted in taxable income of $58,118 for Dr. Friedlaender, $53,849 for Mr. Murphy and $55,112 for Mr. Papasan.
(3)	In addition to director fees, orthopedic scientific advisory board member consulting fees of $10,000 were paid to Dr. Friedlaender in 2010. See “Certain Relationships and Related Transactions — Consulting Agreement with a member of the Board of Directors.”

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s board of directors, upon the recommendation of the audit committee, has approved the appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The audit committee considered the background, expertise and experience of the audit team assigned to the Company and various other relevant matters including the proposed fees for audit services. The audit committee of the Company’s board of directors is solely responsible for selecting the Company’s independent registered public accounting firm. Although stockholder approval is not required to appoint Ernst & Young as the Company’s independent registered public accounting firm, the Company believes that submitting the appointment of Ernst & Young to its stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the appointment, then the appointment will be reconsidered by the audit committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “FOR” this proposal.

During fiscal year ended December 31, 2010, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreements in connection with its opinion.

The audit report of Ernst & Young on the Company’s consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to answer stockholder questions.

Fees and Services

Ernst & Young has served as the Company’s independent registered public accounting firm since fiscal year 2001 and has audited the fiscal years contained therein.

The following table summarizes the fees that have been paid or accrued for audit and other services provided by the Company’s independent registered public accounting firm for each of the last two fiscal years:

Fee Category	2010	2009
Audit fees	$324,125	$344,530
Audit-related fees	1,995	1,995
Tax fees	6,874	—
All other fees	—	—
Total fees	$332,994	$346,525

For purposes of the preceding table:

•	Audit fees consist of fees for the annual audit of the Company’s consolidated financial statements and its internal controls over financial reporting, the review of the interim financial statements included in its Quarterly Reports on Form 10-Q for 2010 and 2009, and other professional services provided in connection with statutory and regulatory filings, comfort letters and consents related to capital markets transactions and engagements for those fiscal years.
•	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of the Company’s financial statements and that are not reported under “Audit fees” for those fiscal years.
•	Tax fees consist of fees for tax compliance, tax advice and tax planning services for those fiscal years.
•	All other fees consist of fees associated with services not captured in the other categories.

Under its charter, the audit committee must pre-approve all audits and permitted non-audit services to be provided by the Company’s independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the audit committee approves the retention of the independent registered public accounting firm to audit the Company’s financial statements, including the associated fee. At this time, the audit committee evaluates other known potential engagements of the independent registered public accounting firm, including the scope of audit-related services, tax services and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3: AMENDMENT TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

In April 2011, the Company’s board of directors authorized and approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”) to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 37,500,000 to 100,000,000 (the “Amendment”). The Company is not proposing any change to the authorized number of shares of preferred stock. Under the Delaware General Corporation Law, the Company is required to obtain approval from its stockholders to amend its Restated Certificate to increase the number of shares of authorized common stock. The Company’s board of directors determined that the Amendment is advisable and in the best interest of the Company and its stockholders and recommends that the Company’s stockholders approve the Amendment.

Description of Common Stock

The Restated Certificate currently authorizes the issuance of 37,500,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, for a total of 52,500,000 shares of capital stock. As of April 21, 2011, there were 27,978,558 shares of common stock issued and outstanding, and there were no shares of preferred stock issued and outstanding.

As discussed in “Compensation Discussion and Analysis — Securities Authorized for Issuance under Equity Compensation Plans,” the Company has reserved a number of additional shares of common stock for future issuance under the Company’s equity compensation plans. As of April 21, 2011, a total of 3,030,683 shares of common stock are reserved for issuance upon the exercise of outstanding stock options under the Company’s 2001 long-term stock incentive plan, and a total of 1,822,795 shares of common stock are reserved for issuance in connection with future grants of stock options, future issuances of shares under the Company’s 2005 employee stock purchase plan, and future issuances of matching shares under the Company’s 401(k) profit sharing plan.

After taking into account the total number of shares of common stock issued and outstanding, in addition to the aggregate number of shares of common stock reserved for future issuance under the Company’s equity compensation plans, as of April 21, 2011, a total of 4,667,964 shares of common stock authorized by the Company’s Restated Certificate remain available for future issuance.

Purpose of the Amendment

The Company’s board of directors believes that the remaining number of shares of common stock presently authorized and available for future issuance under the Company’s Restated Certificate, as discussed in “Description of Common Stock” above, is not sufficient and has determined that it is in the Company’s best interest, and in the best interest of the Company’s stockholders, to increase the number of authorized shares of common stock available for future issuance.

The Company’s board of directors believes that it is in the Company’s best interest to have greater flexibility in considering and planning the Company’s future business needs. Such plans may involve the issuance, from time to time, of additional shares of common stock. If approved, the Amendment will provide the Company’s board of directors the authority and flexibility to pursue a variety of business and financial objectives without further action of the stockholders (except when required by applicable law or regulation). The Company anticipates that it may issue additional shares of common stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings;
•	acquisitions;
•	issuances under current and future equity compensation plans;
•	stock splits;
•	issuances in connection with any partnerships, strategic alliances, collaborations or other similar transactions;

•	issuances in connection with strategic investments;
•	stock dividends;
•	issuances pursuant to the conversion of future convertible securities; and
•	any other proper corporate purpose.

The Company’s board of directors evaluates such opportunities, from time to time, and considers different capital structuring alternatives designed to advance the Company’s business strategy. If additional authorized shares of common stock are available, transactions dependent upon the issuance of additional shares would be less likely to be impeded or undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The Company’s board of directors will have the discretion to issue the shares of common stock without further stockholder action, except as may be required for a particular transaction by applicable law or regulation, or the Listing Rules of the NASDAQ Stock Market. For example, the Company would still need the approval of its stockholders to issue shares that will result in a change in control of the Company or in connection with a transaction involving the issuance of shares representing 20% or more of its outstanding shares of common stock at a price equal to less than the greater of book or market value of the common stock. As of the date of this Proxy Statement, the Company has no specific plans, agreements or commitments to issue any shares of common stock for which approval of the proposed Amendment is required. Nevertheless, the Company’s board of directors believes the additional authorized shares will provide the Company with needed flexibility to issue shares of common stock in the future without the potential expense and delay incident to obtaining stockholder approval for a particular issuance. The Company’s board of directors believes that a failure to approve this proposed Amendment may restrict the Company’s ability to manage its capital needs and may therefore be detrimental to the interests of its stockholders.

Possible Effects of the Amendment

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of the Company’s common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of the Company’s common stock or limit the Company’s ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.

The issuance of additional shares of common stock could also have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. For example, the Company could issue additional shares of common stock so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company without the Company’s agreement. Similarly, the issuance of additional shares of common stock to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Company has not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes.

Neither the Delaware General Corporation Law, the Restated Certificate, nor the Company’s Amended and Restated Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, the Company’s stockholders will have no right to dissent and obtain payment for their shares.

The text of the proposed Amendment is set forth in Exhibit A attached to this Proxy Statement, and this discussion is qualified in its entirety by reference to Exhibit A. If this proposed Amendment is approved by the stockholders, it will become effective upon filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware. The Company expects to file the Certificate of Amendment promptly upon approval by its stockholders. In accordance with the Delaware General Corporation Law, however, the Company’s board of directors may elect to abandon the Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000.

Exhibit A

Full Text of Certificate of Amendment

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOMIMETIC THERAPEUTICS, INC.

BioMimetic Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST:  The Certificate of Incorporation of the Corporation filed on May 21, 2001, as amended and restated on May 12, 2006, is hereby amended by striking the first paragraph of Article IV in its entirety and replacing such section as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred Fifteen Million (115,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and Fifteen Million (15,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

SECOND:  The foregoing amendment was adopted by the Corporation’s Board of Directors on April 26, 2011 and by its Stockholders on ________, 2011.

THIRD:  This Certificate of Amendment is filed by authority of the duly elected Board of Directors and Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Corporation’s authorized officer this ______ day of __________, 2011.

BioMimetic Therapeutics, Inc.
By: _________________________ Name: _______________________ Title: ________________________

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which was signed into law in July 2010, added Section 14A to the Exchange Act. The Dodd-Frank Act requires that the Company provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The Company believes that the executive compensation program for the named executive officers, as described in “Compensation Discussion and Analysis,” is based on a pay-for-performance culture and seeks to align the interests of the Company’s named executive officers with the interests of its stockholders. The Company believes that its compensation programs are designed to reward its named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same creating a culture that focuses executives on prudent risk management and appropriately rewards them for performance. The Company’s executive compensation program is also designed to be competitive with its peer companies, and seeks to enable the Company to attract and retain the best possible executive talent.

The Company also believes that the extensive disclosure of compensation information provided in this proxy statement provides the Company’s stockholders the information they need to make an informed decision as they weigh the pay of the named executive officers in relation to the Company’s performance. This “Say-on-Pay” proposal gives you the stockholder the opportunity to endorse or not endorse the compensation the Company paid to the named executive officers through the resolution set forth below.

“RESOLVED, that the compensation paid to the named executive officers of BioMimetic Therapeutics, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Company, the Company’s board of directors or the compensation committee. Except with respect to the change in control provisions, the vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Company’s named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Company, the Company’s board of directors, and the compensation committee will consider the outcome of the vote when evaluating future executive compensation arrangements for the Company’s named executive officers.

This proposal is provided as required pursuant to Rule 14a-21(a) of the Exchange Act.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that the Company provide its stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of the named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this proposal, stockholders may indicate whether they would prefer that the Company conduct future advisory votes on executive compensation once every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The Company’s board of directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company as it will allow the Company’s stockholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Accordingly, the Company’s board of directors believes that an annual vote is consistent with the Company’s efforts to engage in an ongoing dialogue with the Company’s stockholders on executive compensation and corporate governance matters and therefore recommends that you vote for a one-year interval for the advisory vote on executive compensation.

Because your vote is advisory, it will not be binding upon the Company, the Company’s board of directors or the compensation committee. The Company recognizes that its stockholders may have different views as to the best approach for the Company, and therefore looks forward to hearing from its stockholders as to their preferences on the frequency of an advisory vote on executive compensation. The Company, its board of directors and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The board may decide that it is in the best interests of the Company’s stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by the stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when completing their proxy in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The proxy voting card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore stockholders will not be voting to approve or disapprove the recommendation of the Company’s board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY “ONE YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

MANAGEMENT

Set forth below is the name, age and position of each of the Company’s current directors and executive officers:

Name	Age	Position
Samuel E. Lynch, D.M.D., D.M.Sc.	51	President, Chief Executive Officer and Director
Larry Bullock	55	Chief Financial Officer
Earl M. Douglas, Esq.	48	Vice President and General Counsel
Russ Pagano, Ph.D.	45	Vice President, Regulatory and Clinical Affairs
Larry W. Papasan(2)	70	Chairman of the Board of Directors
Thorkil K. Christensen	63	Director
Christopher B. Ehrlich	41	Director
Charles W. Federico(1)(2)	62	Director
Gary E. Friedlaender, M.D(1)(3)	65	Director
James G. Murphy(2)(3)	55	Director
Douglas G. Watson(1)(3)	66	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee

Executive Officers

Set forth below are the names of the executive officers of the Company:

Samuel E. Lynch, D.M.D., D.M.Sc. (51)

See “Proposal 1: Election of Directors” for Dr. Lynch’s biographical information.

Larry Bullock (55)

Mr. Bullock joined BioMimetic in January 2004 as its Chief Financial Officer. From January 1996 to February 2003, Mr. Bullock served as Chief Financial Officer of Ribozyme Pharmaceuticals Inc. (now called Sirna Therapeutics Inc., a division of Merck & Co., Inc.) and as Chief Financial Officer of La Jolla Pharmaceutical Company for five years prior to joining Sirna. He led both companies through their private to public transitions, completing private and initial public offerings and building the public reporting team. Mr. Bullock received his M.B.A. from the University of Utah and his B.A. from Indiana University.

Earl M. Douglas, Esq. (48)

Mr. Douglas joined BioMimetic in May 2005 as its Vice President and General Counsel. Mr. Douglas has been a practicing attorney for approximately 25 years, and has a strong background in intellectual property law. From January 2003 to April 2005, Mr. Douglas was self-employed as a legal consultant and completed projects for Smith & Nephew, Inc. and InterWest Partners, LP. Mr. Douglas served as Vice President and General Counsel of Spinal Dynamics Corporation (which was acquired by Medtronic, Inc.) from December 2001 to December 2002 and as Chief Patent Counsel from October 2000 to December 2001. Mr. Douglas was an intellectual property attorney for Smith & Nephew, Inc. from July 1995 to October 2000. Mr. Douglas received his J.D. from Columbia University and his S.B. in chemical engineering from the Massachusetts Institute of Technology.

Russ Pagano, Ph.D. (45)

Dr. Pagano joined BioMimetic in May 2007 as its Vice President, Regulatory and Clinical Affairs. Prior to joining the Company, from 2001 through 2007, he was Executive Vice President and Regulatory Advisor at M Squared Associates, a consulting firm in Washington, D.C., where he served as a regulatory consultant to the Company and numerous other companies and helped prepare Pre-Market Approval (“PMA”) applications for filing as well as provided panel preparation services. Prior to that, from 1994 through 2001, Dr. Pagano was employed by the FDA. He served as a scientific reviewer in the Office of Device Evaluation from 1994 through 1997, FDA chief of the Restorative Devices Branch from 1997 through 2000 and FDA chief of the Pacing, Defibrillators and Leads Branch from 2000 through 2001. Dr. Pagano received his Ph.D. from Duke University.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” with the management of BioMimetic Therapeutics, Inc., and based on this review and discussion, the compensation committee has recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement for the 2011 annual meeting.

The foregoing report has been furnished on behalf of the Company’s board of directors by the members of its compensation committee.

Respectfully submitted,
Members of the BioMimetic Therapeutics, Inc. Compensation Committee

Charles W. Federico (chair) Gary E. Friedlaender Douglas G. Watson

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis contains statements regarding future performance targets and goals for the Company’s executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results of operations or other guidance. The Company specifically cautions investors not to apply these statements to any other context. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Introduction

The compensation committee of the Company’s board of directors is presently comprised of three independent members of the Company’s board of directors and is responsible for developing, establishing and/or making recommendations to the full board of directors concerning compensation paid to the chief executive officer. In addition, after considering the recommendations of the chief executive officer, the compensation committee will recommend to the full board of directors compensation for the Company’s other executive officers. The compensation committee is also responsible for administering all aspects of the Company’s executive compensation program and overseeing the Company’s risk assessment of its compensation policies and practices for all employees.

The compensation committee meets outside the presence of the executive officers to consider appropriate compensation for the Chief Executive Officer. For the Chief Financial Officer and each of the other most highly compensated executive officers, as of the end of the last fiscal year, the compensation committee meets outside the presence of the executive officers except the Chief Executive Officer.

Executive Compensation Philosophy

The primary objectives of the Company’s executive compensation programs are to attract and retain the best possible executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate, business unit and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the compensation committee seeks to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to the achievement of key strategic goals.

Although AugmentTM Bone Graft (“Augment”) received regulatory approval by Health Canada in 2009 and is currently marketed in Canada, the Canadian market remains limited and the Company does not expect significant revenues from sales of Augment in Canada. Therefore, in evaluating the Company’s executive compensation program as part of its annual year-end review in late 2010, the compensation committee placed a greater emphasis on operational and/or strategic metrics. The only financial metric prior to the anticipated FDA regulatory approval of Augment that the compensation committee used in setting executive compensation related to cash management and raising capital.

In evaluating the Company’s executive compensation program, the compensation committee conducted its annual review of the aggregate level of executive compensation, as well as the mix of elements used to compensate the executive officers. During this review, the compensation committee relied, in part, upon publicly available compensation data and third-party industry compensation surveys for companies in the biotechnology, medical technology and healthcare industries. The Company believes that the practices of this group of companies provide important comparative information for the compensation committee’s review because these companies are similar in size and stage of development, are in comparable industries and tend to compete with the Company for executives and other employees. The compensation committee also considered each executive’s job performance, the chief executive officer’s recommendations, and each executive’s achievement of the corporate, business unit and individual performance goals.

This information and the resulting conclusions were used by the compensation committee to establish cash and equity compensation for the executive officers.

In conducting the annual year-end review of executive compensation in late 2010, the compensation committee considered the following sources of industry data:

•	Data from a salary survey performed by a third-party industry data provider (“Salary Survey”), in which the Company participates. The compensation committee considered the Salary Survey compensation data for companies with 50 to 149 employees, which included 85 public and private biotechnology companies.
•	Data from a third-party salary database (“Salary Database”), including their “Executive Pay in Medical Device Industry” and “Executive Pay in Biopharmaceutical Industry” databases.
•	Executive salary data gathered by the Company for 25 public companies (“Peer Group”) which the Company views as its peers. The Peer Group data consisted of 2009 executive compensation data retrieved from 2010 proxy statements. In general, the Peer Group companies were selected because they operate in the biotechnology or medical technology industries and are of similar size, market cap and stage of development as the Company. The Peer Group included the following companies:

• ABIOMED, Inc.	• Kensey Nash Corporation
• Accuray Incorporated	• Lexicon Pharmaceuticals, Inc.
• Akorn, Inc.	• MAKO Surgical Corporation
• Allos Therapeutics, Inc.	• OPKO Health, Inc.
• Alnylam Pharmaceuticals, Inc.	• OraSure Technologies, Inc.
• AngioDynamics, Inc.	• Orthofix International N.V.
• ArthroCare Corporation	• Osiris Therapeutics, Inc.
• Cadence Pharmaceuticals, Inc.	• Pain Therapeutics, Inc.
• Cyberonics, Inc.	• Rigel Pharmaceuticals, Inc.
• DexCom, Inc.	• Symmetry Medical, Inc.
• Enzon Pharmaceuticals, Inc.	• Targacept, Inc.
• Geron Corporation	• Wright Medical Group, Inc.
• ImmunoGen, Inc.

In reviewing these data, the compensation committee considered the average compensation for positions similar to those held by the Company’s executive officers. The compensation committee reviewed each executive’s current base salary and total cash compensation as compared to the averages reflected by the Salary Survey, the Salary Database, and the Peer Group analysis. In addition, the compensation committee considered an equity analysis summarizing each executive’s: (1) total number of options previously awarded; and (2) the percentage of options that have already vested.

The compensation committee generally sets executive compensation targets for cash and equity-based compensation at or near the 50th percentile of its Peer Group companies through a combination of fixed and variable compensation. The executive compensation program supports the compensation committee’s “pay for performance” philosophy by targeting fixed compensation (base salary) at or near the 50th percentile of the comparable companies, and targeting variable compensation (annual discretionary cash bonus awards) at the 50th percentile, with the opportunity to earn above the 50th percentile when warranted by performance. These ranges of compensation targets are a guideline, not a rule, for setting and adjusting compensation programs. While the compensation committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation. Individual executive compensation may be above or below the stated philosophy based on considerations such as individual performance, experience, history and scope of position and current market conditions. In addition, when a market adjustment is warranted in order to bring an executive’s compensation in line with the compensation committee’s philosophy, it may be appropriate in some cases to utilize a multi-year program (with possible mid-year adjustments) that seeks to achieve this goal over some period of time.

In addition to comparable company data, the compensation committee also discussed the impact that the current economic conditions should have, if any, on the committee’s executive compensation decisions. The compensation committee concluded that it would consider cost of living as a component in its 2011 base salary increases, and that the magnitude of the cost of living component would reflect the current economic conditions.

To continue to encourage good corporate governance principles within the Company’s executive compensation program, the compensation committee has determined that it will implement a policy to recapture, or “claw-back,” an executive officer’s compensation received if it was based on the achievement of a corporate financial goal that is deemed erroneous and later restated in the Company’s financial statements. The Dodd-Frank Act, which was signed into law in July 2010, requires companies to adopt such a policy. The Dodd-Frank Act mandates that the SEC issue rules implementing the claw-back requirements. The compensation committee will adopt a formal claw-back policy after the SEC promulgates the final rules. Adoption of a formal policy after the final rules are promulgated would be prudent and efficient to ensure that the compensation committee adopts a policy in proper form and fully compliant with the law and rules, rather than implementing a policy that may require amendment when the final rules are promulgated. Until that time, the compensation committee has instructed the Company to include in all 2011 incentive award agreements for executive officers a provision acknowledging that such awards are subject to the claw-back policy to be adopted.

Corporate Goals

Corporate operational and financial goals are set each year by the Company’s management and approved by its board of directors. The business unit (or “departmental”) and individual goals vary depending on the individual executive, but generally relate to strategic factors, such as the Company’s pre-clinical and clinical development, regulatory approval of its product candidates, management of its manufacturing operations to meet cost targets and demand levels for its product and product candidates, and protection of its intellectual property. In addition, certain goals also relate to financial factors, such as implementing financial controls, financial reporting, controlling and effectively managing corporate assets, including cash and investments, and raising capital. For the chief executive officer, the overall corporate goals are used as his individual performance goals.

Business unit and individual goals for each executive are set by the chief executive officer and that executive, with the oversight and approval of the board of directors, during the fourth quarter of each year as part of the Company’s annual budgeting process. The level of achievement of the corporate, business unit and individual performance goals is assessed by the chief executive officer and other executives on an ongoing basis throughout the year. That assessment, and an assessment of each executive’s contribution to achieving the corporate goals, is finalized at the end of the year as part of each executive’s individual evaluation and compensation review process.

The compensation committee evaluates the Company’s executive officers’ accomplishments with respect to the corporate goals in light of the level of achievement of those goals while considering mitigating factors with respect to goals that were not fully achieved. As a general rule, circumstances that change over time may impede management’s ability to achieve its goals under the bonus plan. However, such changed circumstances are relevant only when the failure to achieve the stated goals was a result of an external factor beyond management’s direct control (e.g. external factors that could not have been anticipated when the performance goals and targets were set). This is in contrast to a failure to achieve the stated goals due to a direct failure by the executives. The Company believes that such a practical and flexible approach is important to preserve the usefulness of the bonus plan as both a retention tool and a tool to incentivize management. The compensation committee allows for flexibility in the administration of the plan as a way to mitigate against potentially incentivizing employees to take unnecessary and excessive risks which could have a material adverse effect on the Company.

The corporate goals for 2010 upon which the Company’s executives were evaluated in general included, among others, the following:

•	successfully address all questions from the FDA on the pre-clinical and clinical modules of the Company’s PMA application for the marketing of Augment in the United States;
•	achieve FDA Advisory Panel recommendation for approval to market Augment in the United States;
•	submit filing for European Union (“EU”) approval of Augment;
•	successfully launch and market Augment in Canada, which received regulatory approval by Health Canada in late 2009;
•	complete the commercial infrastructure for the commercial launch of Augment in the United States upon anticipated FDA approval;
•	initiate enrollment in a pilot clinical trial for Augment TM Rotator Cuff Graft (“Augment Rotator Cuff”); and
•	achieve regulatory approval of an Investigational Device Exemption (“IDE”) to initiate patient enrollment in a pivotal study for Augment TM Injectable Bone Graft (“Augment Injectable”) in the United States.

In addition, the compensation committee considered goals relating to certain other product development programs, maintaining a certain level of cash and investments reserves, and maintaining compliance with the requirements of certain quality systems and Sarbanes-Oxley laws and regulations. The 2010 goals were aggressive and set at challenging levels such that attainment of executive target bonuses was not assured at the time they were set and would require a high level of effort and execution on the part of the executive officers in order to receive a maximum bonus payout.

The compensation committee determined that the Company achieved 73% of its 2010 corporate goals, and that number is used in calculating the 2010 discretionary cash bonuses for the Company’s executive officers under the Company’s incentive bonus plan. See “Compensation Components — Annual Discretionary Cash Bonus” for more information.

The corporate goals for 2011 upon which the Company’s executives will be evaluated in general include, among others, the following:

•	achieve FDA regulatory approval to market Augment in the United States;
•	complete the commercial infrastructure for the commercial launch of Augment in the United States upon anticipated FDA approval;

•	successfully launch and market Augment in the United States upon anticipated FDA approval, using an organization of a sales management team, independent sales agents and Company employed sales representatives and product specialists, while achieving a certain average monthly sales target;
•	achieve European regulatory approval of Augment, or positive 180-day review, as applicable;
•	complete enrollment in a North American pivotal clinical trial for Augment Injectable; and
•	complete enrollment in a pilot clinical trial for Augment Rotator Cuff.

In addition, the compensation committee will consider goals relating to certain other product development programs, maintaining a certain level of cash and investments reserves, and maintaining compliance with the requirements of certain quality systems and Sarbanes-Oxley laws and regulations. The 2011 goals are aggressive and set at challenging levels such that attainment of executive target bonuses is not assured and requires a high level of effort and execution on the part of the executive officers in order to receive a maximum bonus payout.

Compensation Components

Executive compensation includes the following elements:

•	base salary;
•	annual discretionary cash bonus, and
•	long-term incentives, including an annual discretionary equity award.

Each of these elements of compensation was selected because it is customary for companies of similar size and stage of development operating within comparable industries to include these elements in their executive compensation programs in order to be competitive and to attract and retain highly qualified executives. Both the compensation committee and the Company’s board of directors have determined that each of these elements is an important component of executive compensation and provides the Company with the ability to make compensation determinations based on each individual’s contribution.

Base Salary

Base salaries for the Company’s executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The base salaries are reviewed annually and adjusted from time to time in order to realign salaries with market levels, after taking into account individual responsibilities, performance and experience.

The adjustments to increase the executive officers’ base salaries for 2011 were based on three components.

•	Cost of living increases. The compensation committee determined that adjustments to base salaries for increases in the cost of living (“COL”) would be limited to 2.7%, which was the rise in the consumer price index in 2010, and is reflective of the current economic conditions.
•	Merit increases. The compensation committee reviewed the chief executive officer’s recommendation for each executive officer’s base salary. Appropriate merit increases were determined based on each executive’s individual performance in 2010 as reflected in the chief executive officer’s scoring of each executive’s evaluation. Merit increases for the named executive officers were 2.3%.
•	Market adjustments. The compensation committee reviewed each executive officer’s compensation relative to the comparative data discussed above in “Executive Compensation Philosophy.” Additionally, each executive officer’s tenure with the Company and the relative experience in their field were considered when determining market adjustments. As a result, the compensation committee determined that market adjustments would be made to the 2011 base salaries for the Chief Financial Officer, the General Counsel and the Vice President of Clinical & Regulatory Affairs to bring their compensation in line with comparable market data. Market adjustments for these executive officers ranged from 1.4% to 8.7%.

Annual Discretionary Cash Bonus

The compensation committee has the authority to award discretionary annual cash bonuses to the Company’s executive officers according to an annual incentive bonus plan. The annual cash bonuses are intended to compensate the executives for achieving the corporate operational and financial goals, as well as the individual annual performance goals, which are discussed in “Corporate Goals.”

The annual incentive bonus plan provides for a cash bonus and is dependent upon the level of achievement of the stated corporate goals and individual performance goals. The annual discretionary cash bonus is calculated as a percentage of the executive’s base salary, with higher ranked executives being compensated at a higher percentage of base salary. The bonus is ordinarily paid in a single installment in the first quarter following the completion of a given fiscal year. The compensation committee approves the annual bonus award for the chief executive officer. For each officer below the chief executive officer level, the compensation committee approves the bonus award based on the chief executive officer’s performance assessment of each executive, taking into account the executive’s contribution to achieving the corporate goals, the extent to which the executive achieved his personal or departmental goals, an assessment of the executive’s overall management and leadership competencies, and any significant achievements of the executive during the year that were not contemplated by or reflected in either the corporate goals or the executive’s personal or departmental goals.

In 2010, the bonuses for executives (other than the Chief Executive Officer) were calculated as follows: 50% of the bonus for each executive officer was based upon the level of achievement of the corporate goals and 50% of the bonus was based upon the level of achievement of the executive officer’s personal or departmental goals. In order to promote a greater focus on achieving corporate goals, the compensation committee decided that 2011 bonuses for executive officers (other than the Chief Executive Officer) would be determined as follows: 75% of the bonus for each executive officer will be based upon the level of achievement of the corporate goals and 25% of the bonus will be based upon the level of achievement of the executive officer’s personal or departmental goals. The compensation committee determined that the 2010 and 2011 bonus for the Chief Executive Officer should be based 100% upon the achievement of the corporate goals.

For 2010, the target bonus awards (as a percentage of base salary) were as follows: Chief Executive Officer, 50%; and Senior Vice President, Vice President, Chief Financial Officer and General Counsel, 30%. The compensation committee will review annual discretionary cash bonus awards on a regular basis to ensure that they are at competitive levels for comparable companies. Depending on the achievement of the predetermined targets, as well as any special circumstances such as significant unanticipated achievements, the annual bonus may be less than or greater than the target bonus.

Long-Term Incentives

The Company believes that long-term performance can be positively impacted through an ownership culture, and that equity compensation encourages such long-term performance and participation by the executive officers through the use of stock and stock-based awards. The Company’s stock compensation plans have been established to provide certain of its employees, including the executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving the Company’s compensation goals, and regularly reviews the equity analysis for each executive, and seeks to grant annual awards, and mid-year awards when appropriate, with an annual aggregate value at competitive levels for comparable companies.

The specific provisions of the Company’s long-term incentive compensation plans are as follows:

2001 Long-Term Stock Incentive Plan.  The Company’s 2001 long-term stock incentive plan (the “stock incentive plan”) was adopted by the board of directors in 2001. The stock incentive plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), stock units, restricted stock, restricted stock units, performance units, performance shares awards and other equity-based interests.

In accordance with the terms of the stock incentive plan, the Company’s board of directors has authorized the compensation committee to administer the stock incentive plan. In accordance with the provisions of the stock incentive plan, the compensation committee selects the recipients of awards and determines:

•	the number of shares of common stock covered by options or SARs and the dates upon which the options or SARs become exercisable;
•	the exercise price of options or SARs;
•	the duration of options or SARs;
•	the method of payment of the exercise price; and
•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms, conditions, restrictions and contingencies of such awards, including whether such awards are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Upon the occurrence of a corporate transaction under the stock incentive plan (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the compensation committee may adjust any award under the stock incentive plan to preserve the benefits or potential benefits of the awards.

Historically, the Company’s executive officers’ long-term incentive compensation under the stock incentive plan has consisted only of stock options granted, including ISOs and NQSOs. The stock options for the Company’s executives are granted by the board of directors at regularly scheduled meetings. The exercise price is determined at the time the award is granted, taking into account the fair value of the common stock at the date of grant. The maximum term of any award granted pursuant to the stock incentive plan is 10 years from the date of grant. Each executive officer is initially provided with an option grant when they join the Company based upon their job position and their relevant prior experience. In general, stock option awards granted under the stock incentive plan vest 25% per year over a four-year period as an incentive to retain the Company’s executives. The stock incentive plan currently provides that upon a change in control all outstanding ISO awards held by any qualified employee may, under certain circumstances, be accelerated and exercisable immediately. Upon a change in control, the vesting percentage of an employee’s ISO award depends upon the number of years of employment at the time of the change in control as follows: 25% vested if employed less than one year, 50% vested if employed more than one year but less than two years, 75% vested if employed more than two years but less than three years, and 100% vested if employed three or more years.

In addition to the initial option grants, the compensation committee recommends and the board of directors grants additional options to retain executives in connection with the achievement of corporate goals and strong individual performance. Options are granted based on a combination of individual contributions to the Company and on general corporate achievements, including clinical trial enrollment, product development, regulatory approval and corporate financing. Additional option grants are not communicated to executives in advance.

The compensation committee has established target annual stock option grants at 85,000 options for the chief executive officer and 35,000 options for the other executive officers. These targets were previously set based on a valuation of the Company’s stock options in order to achieve comparable equity compensation with comparative company data. Depending on the achievement of their personal or departmental goals, as well as the chief executive officer’s performance assessment of each executive as described in “Annual Discretionary Cash Bonus” above, the annual stock option award may be less than or greater than the established target.

The compensation committee evaluated an annual option award for the chief executive officer, and also reviewed the chief executive officer’s recommendations for annual option awards for the remaining executive officers. In considering the option awards, the compensation committee considered a review of competitive compensation data, its assessment of individual performance, a stock price comparison analysis, a review of each executive’s existing long-term incentives, and retention considerations. These factors, together with the level of attainment of the corporate and individual goals, were considered in determining the appropriate stock option awards to be allocated to the executives, as well as the percentage between cash and stock option compensation awarded to each executive. In evaluating the annual option awards, the compensation committee also considers the option awards together with the base salary adjustments (discussed in “Base Salary” above) and the annual bonuses (discussed in “Annual Discretionary Cash Bonus” above) to achieve an overall level of compensation that the committee deems appropriate.

The stock incentive plan includes an “evergreen” provision that allows for an automatic increase to the aggregate pool of stock options available under the plan to occur on January 1st of each year. Under this evergreen provision, each year the aggregate pool of stock reserved for issuance under the stock incentive plan will automatically increase to the lesser of 17% of the then outstanding capital stock, or a stated number of shares as an evergreen cap, or a lesser amount set by the board of directors. As of January 1, 2011, a total of 6,019,723 shares of common stock have been authorized by the board of directors for issuance under the options plan, and there were 27,925,984 shares of common stock outstanding and entitled to vote. In accordance with the evergreen provision, the authorized aggregate pool of stock reserved for issuance under the stock incentive plan would be at least 4,747,417 shares of common stock. Therefore, the evergreen provision calculated on January 1, 2011 did not result in a change in the aggregate pool of common stock reserved for issuance under the stock incentive plan.

2005 Employee Stock Purchase Plan.  In September 2005, the Company and its stockholders approved the 2005 employee stock purchase plan (the “purchase plan”), effective upon completion of the Company’s initial public offering in May 2006. In November 2006, the Company’s board of directors amended the purchase plan to expand the employees eligible to participate in the plan and to clarify the offering periods. The purchase plan provides the Company’s employees and those of its subsidiaries with an opportunity to purchase shares of its common stock directly from the Company at a discount to the market price. The purchase plan will terminate in 2015 unless sooner terminated by the Company. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The maximum number of shares of common stock which may be made available for sale under the purchase plan is 200,000 shares, subject to adjustment in the event of changes in the Company’s capitalization, dissolution, liquidation or merger or sale of all or substantially all of its assets.

Any person who is employed by the Company or its subsidiaries for at least six months prior to the first trading day of each offering period is eligible to participate in the purchase plan; provided, that no employee will be permitted to purchase stock:

•	if immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of the Company’s stock or of any subsidiary;
•	in an amount which exceeds $25,000 of fair market value of all stock purchased by such employee under all of the Company’s employee stock purchase plans for each calendar year in which the option is outstanding at any time; or
•	if the employee:
•	has been employed by the Company or its subsidiaries for less than six months;

•	is employed by the Company or its subsidiaries on a part-time basis (i.e., less than 20 hours per week); or
•	is a seasonal employee (i.e., employed by the Company or its subsidiaries for not more than five months in any calendar year).

The purchase plan is administered by the Company’s board of directors who may in turn delegate the authority to administer the plan to a committee.

The purchase plan employs a series of quarterly offering periods during which an option to acquire stock may be granted and exercised. The offering periods begin on January 1, April 1, July 1 and October 1 of each year. Notwithstanding the foregoing, the first offering period began on the first trading day following July 1, 2006.

Each eligible employee has the option to elect to have payroll deductions made on each pay date during the offering period in an amount not more than 15% of his or her compensation on each pay date during the offering period. At the commencement of each offering period, each eligible employee opting to participate during the offering period will be granted an option to purchase on the exercise date (the last day in the offering period on which national stock exchanges and NASDAQ are open for trading) of such specific offering period that number of shares of common stock determined by dividing the particular employee’s payroll deductions accrued prior to the exercise date and retained in the employee’s account by the applicable purchase price. The purchase price is 85% of the fair market value of a share of the Company’s common stock on the first trading day or the exercise date of the current offering period, whichever is lower.

Unless an employee withdraws from the purchase plan, his or her option for the purchase of shares will be exercised automatically on the exercise date and the maximum number of full shares subject to the option will be purchased for him or her at the applicable purchase price with the accumulated payroll deductions in his or her account.

An employee may choose to withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the purchase plan at any time by giving written notice to the Company. An employee’s withdrawal of funds and from participation during an offering period will not have any effect upon his or her eligibility to participate in a succeeding offering period.

In the event of a proposed dissolution or liquidation, an offering period then in progress will be shortened and will terminate immediately prior to the consummation of the proposed liquidation or dissolution, unless provided otherwise by the board of directors. In the event of a proposed sale of all or substantially all of the Company’s assets, or a merger or consolidation with or into another corporation, the successor corporation will assume each option outstanding under the purchase plan or offer an equivalent substitution unless the board of directors determines to shorten the offering period then in progress by setting a new exercise date, in lieu of such assumption or substitution.

The board of directors has the authority to make adjustments to the number of shares reserved for the 2005 employee stock purchase plan or to the price per share covered by outstanding options, as may be necessary in the event of a merger or consolidation, or a reorganization, recapitalization, rights offering or other increase or reduction of shares of the Company’s outstanding common stock.

401(k) Profit Sharing Plan.  Effective January 1, 2004, the Company began sponsoring the 401(k) Profit Sharing Plan & Trust (the “401(k) plan”), which is a defined contribution retirement plan covering substantially all the Company’s employees, subject to certain minimum age and service requirements. Participation in the 401(k) plan is optional. The Company provides matching contributions, which for plan years prior to 2011 was at the discretion of the Company’s board of directors. Effective in 2011, in order to bring the 401(k) plan within safe harbor provisions and eliminate the need for annual discrimination testing, the board amended the 401(k) plan so that the Company’s matching contribution is no longer discretionary. The Company match generally consists of matching contributions in shares of the Company’s common stock valued at up to 4% of eligible employee compensation. Such matching contributions are generally awarded during the first quarter of each calendar year, but cover the previous calendar year just ended resulting in compensation expense recorded in that previous calendar year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities issuable under the Company’s 2001 long-term stock incentive plan, 2005 employee stock purchase plan and 401(k) profit sharing plan at April 21, 2011. The Company has no equity compensation plans that were not approved by its security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2001 Long-Term Stock Incentive Plan	3,030,683	$11.57	1,674,977
2005 Employee Stock Purchase Plan	N/A	N/A	106,474
Employee 401(k) Plan Company Match	N/A	N/A	41,344
Total	3,030,683	—	1,822,795

Other Compensation

Consistent with the Company’s compensation philosophy to attract and retain talent, the Company intends to continue to maintain competitive employee benefits and perquisites for all employees, including executive officers. The compensation committee in its discretion may revise, amend or add to the executive officers’ benefits and perquisites if deemed advisable in its judgment. The Company believes these benefits and perquisites are currently at competitive levels for comparable companies.

The summary compensation table set forth below discloses other compensation components as follows:

•	Automobile usage — Since the Company does not provide a company automobile to its executive officers, Dr. Lynch receives a perquisite of Company paid automobile expenses.
•	Health, dental, life and disability insurance premiums — In 2010, the Company paid 90% of the health premiums, 80% of dental and vision premiums and 100% of a base amount of life, accidental death and dismemberment and long-term disability premiums on behalf of each executive officer. Life insurance benefits are provided to the executives at the rate of two time’s annual base salary up to a limit of $400,000. Accidental death and dismemberment coverage also is provided to the executives, with coverage equal to the life insurance policy amount. Long-term disability coverage also is provided to the executive officers, with coverage equal to 60% of pre-disability earnings, limited to a maximum of $6,000 per month.
•	Health care contribution — In 2010, in addition to the health, dental, vision, life and disability insurance premiums described above, the Company contributed from $2,250 to $4,500 for each executive officer to their Health Savings Account.
•	Employee stock purchase plan discount — A discount is offered to all employees for the purchase of the Company’s common stock under the 2005 employee stock purchase plan.
•	Employee 401(k) matching — Effective January 1, 2004, the Company began sponsoring a defined contribution plan covering substantially all its employees fulfilling minimum age and service requirements. Participation in the plan is optional. For 2010, 2009 and 2008, the Company provided matching contributions in shares of its common stock of up to 4% of eligible employee compensation.

Considerations Specific to Chief Executive Officer Compensation

In reviewing the Company’s chief executive officer’s compensation, the compensation committee evaluated his job performance while also reviewing in detail the comparative data described in the paragraphs above.

In evaluating the chief executive officer’s performance, the compensation committee reviewed and assessed the performance of the Company, as well as the chief executive officer’s individual performance and his management of the Company with respect to achieving the Company’s corporate financial and operational goals for 2010, and the mitigating factors with respect to goals that were not fully achieved.

In addition to the factors considered by the compensation committee with regard to all executives, the compensation committee also considered a number of factors including, but not limited to, the chief executive officer’s long-term strategic plan and the implementation thereof, his management of the Company’s financial resources as well as its financial stability, his leadership skills, staff development and retention, and his interaction with the Company’s board of directors.

Adjustments to Executive Officer Compensation for 2011

Based upon the annual analysis of the Company’s executive compensation program as discussed in “Executive Compensation Philosophy,” “Corporate Goals,” and “Compensation Components” above, the adjustments to the executive officers’ base salaries, annual discretionary cash bonuses, and long-term incentives for 2011 are as follows:

Name	2010 Base Salary(1) ($)	COL Increase ($)	Merit Increase ($)	Market Adjustment ($)	2011 Base Salary(2) ($)	2010 Bonus(3) ($)	Option Awards(4) ($)
Samuel E. Lynch, D.M.D., D.M.Sc	$435,960	$11,771	$10,269	$—	$458,000	$159,125	$676,600
Larry Bullock	255,000	6,885	5,865	10,250	278,000	65,000	318,400
Earl M. Douglas, Esq.	233,000	6,291	5,359	20,350	265,000	55,000	318,400
Russ Pagano, Ph.D.	225,500	6,243	5,187	3,070	240,000	50,000	278,600

(1)	Base salary as of December 31, 2010. Base salary does not include accrued vacation, holidays and sick days.
(2)	Base salary effective as of January 1, 2011, which includes increases over the 2010 base salary for cost of living, merit increases and market adjustments, as applicable.
(3)	The annual discretionary cash bonus plan provides a cash bonus, which is based on the achievement of stated corporate and personal goals. The 2010 bonus was paid in February 2011, but is included in compensation expense in the Company’s consolidated statement of operations for the year ended December 31, 2010 in accordance with U.S. generally accepted accounting principles. The 2010 bonus amount is therefore included in the figures contained in the “Bonus” column for 2010 in the “Summary Compensation Table” below.
(4)	The aggregate grant date fair value of option awards, which were awarded on January 19, 2011, was determined in compliance with ASC 718 which is more fully described in Note 15 (Stock-Based Compensation) of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010.

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the years ended December 31, 2010, 2009 and 2008 to the chief executive officer, chief financial officer and four other most highly compensated executive officers. These officers collectively referred to as the Company’s “named executive officers.” Except as provided in the summary compensation table below, none of the named executive officers received any compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	2010	$467,826	$160,125	$540,000	$21,705	$1,189,656
	2009	486,963	192,025	401,600	18,071	1,098,659
	2008	449,609	134,250	2,104,363	21,232	2,709,454
Larry Bullock Chief Financial Officer	2010	283,223	66,000	270,000	28,907	648,130
	2009	254,867	68,205	150,600	27,233	500,905
	2008	268,866	49,990	216,000	26,446	561,302
Earl M. Douglas, Esq. Vice President and General Counsel	2010	242,252	56,000	288,000	19,114	605,366
	2009	213,392	62,215	175,700	20,459	471,766
	2008	225,342	52,600	216,000	20,486	514,428
Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	2010	227,819	51,000	394,250	23,826	696,895
	2009	212,090	58,290	175,700	26,804	472,884
	2008	217,148	43,612	86,400	29,051	376,211
Steven N. Hirsch Former Chief Operating Officer and Executive Vice President, Orthopedics(5)	2010	531,461	91,650	205,695	19,930	848,736
	2009	300,356	110,980	301,200	19,205	731,741
	2008	321,797	81,240	259,200	23,474	685,711

(1)	Salary includes base salary plus accrued vacation, holidays and sick days.
(2)	The annual discretionary cash bonus plan provides a cash bonus, which is based on the achievement of stated corporate and personal goals. In addition, each named executive officer received a $1,000 holiday bonus in 2010.
(3)	The aggregate grant date fair value of option awards, which were awarded in the specified year, was determined in compliance with ASC 718 and is more fully described in Note 15 (Stock-Based Compensation) of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010.
(4)	Includes all other compensation that the Company paid on behalf of the named executive officers, as described in tabular format below.
(5)	Mr. Hirsch served as the Company’s Chief Operating Officer & Executive Vice President until October 31, 2010. Included in the compensation totals for Mr. Hirsch is $253,414 in accrued salary and $6,330 accrued benefits pursuant to severance payments in accordance with his separation agreement and release dated September 29, 2010 (disclosed on Form 8-K filed with the SEC on September 30, 2010).

The following table sets forth all other compensation paid or accrued during the years ended December 31, 2010, 2009 and 2008.

Name	Year	Automobile Usage ($)	Health, Dental, Life & Disability Insurance Premiums ($)	Health Care Contribution ($)	ESPP Discount ($)	401(k) Contribution ($)	Total ($)
Samuel E. Lynch, D.M.D., D.M.Sc.	2010	$3,037	$8,983	$4,500	$5,185	$—	$21,705
	2009	2,296	12,525	3,250	—	—	18,071
	2008	3,903	14,079	3,250	—	—	21,232
Larry Bullock	2010	—	9,232	4,500	5,375	9,800	28,907
	2009	—	10,641	3,250	3,542	9,800	27,233
	2008	—	11,131	3,250	2,865	9,200	26,446
Earl M. Douglas, Esq	2010	—	3,737	2,250	3,327	9,800	19,114
	2009	—	4,792	2,297	3,570	9,800	20,459
	2008	—	5,428	3,250	2,608	9,200	20,486
Russ Pagano, Ph.D.	2010	—	8,983	4,500	543	9,800	23,826
	2009	—	12,525	3,250	1,229	9,800	26,804
	2008	—	14,079	3,250	2,522	9,200	29,051
Steven N. Hirsch(1)	2010	—	12,894	4,500	2,536	—	19,930
	2009	—	7,907	2,945	2,853	5,500	19,205
	2008	—	8,345	3,250	2,679	9,200	23,474

(1)	Mr. Hirsch served as the Company’s Chief Operating Officer & Executive Vice President until October 31, 2010.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards to the named executive officers during the year ended December 31, 2010 and related total fair value compensation:

Name	Grant Date	All Other Option Awards: # of securities underlying options	Exercise Price of Option Award ($/share)	Grant Date Fair Value of Stock & Option Awards ($)(1)
Samuel E. Lynch, D.M.D., D.M.Sc	2/3/10	75,000	$11.97	$540,000
Larry Bullock	2/3/10	37,500	$11.97	$270,000
Earl M. Douglas, Esq.	2/3/10	40,000	$11.97	$288,000
Russ Pagano, Ph.D.	2/3/10	35,000	$11.97	$252,000
	9/2/10	25,000	$9.70	$142,250
Steven N. Hirsch(2)	2/3/10	60,000	$11.97	$112,770

(1)	The aggregate grant date fair value of stock and option awards was determined in compliance with ASC 718, and is more fully described in Note 15 (Stock-Based Compensation) of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010.
(2)	Mr. Hirsch served as the Company’s Chief Operating Officer & Executive Vice President until October 31, 2010.

Equity Incentive Awards Outstanding as of December 31, 2010

The following table sets forth information with respect to the named executive officers concerning equity awards as of December 31, 2010:

	Option Awards
	Number of securities underlying unexercised options at December 31, 2010			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable	Unearned	($)
Samuel E. Lynch, D.M.D., D.M.Sc	51,000	—	—	$3.47	12/1/14
	60,000	20,000	—	$12.59	1/16/17
	22,500	22,500	—	$14.41	2/7/18
	—	205,703	—	$13.88	2/27/18
	20,000	60,000	—	$8.54	2/26/19
	—	75,000	—	$11.97	2/3/20
Larry Bullock	112,500	—	—	$2.87	1/12/14
	20,250	6,750	—	$12.59	1/16/17
	12,500	12,500	—	$14.41	2/7/18
	7,500	22,500	—	$8.54	2/26/19
	—	37,500	—	$11.97	2/3/20
Earl M. Douglas, Esq	22,500	7,500	—	$12.59	1/16/17
	7,500	2,500	—	$16.12	9/6/17
	12,500	12,500	—	$14.41	2/7/18
	8,750	26,250	—	$8.54	2/26/19
	—	40,000	—	$11.97	2/3/20
Russ Pagano, Ph.D	75,000	25,000	—	$17.95	5/23/12
	5,000	5,000	—	$14.41	2/7/18
	8,750	26,250	—	$8.54	2/26/19
	—	35,000	—	$11.97	2/3/20
	—	25,000	—	$9.70	9/2/20
Steven N. Hirsch(1)	50,000	—	—	$12.59	4/30/11
	22,500	—	—	$14.41	4/30/11
	30,000	—	—	$8.54	4/30/11
	15,000	—	—	$11.97	4/30/11

(1)	Mr. Hirsch served as the Company’s Chief Operating Officer & Executive Vice President until October 31, 2010.

Aggregated Option Exercises in 2010

The following table lists the stock options exercised by the named executive officers during the year ended December 31, 2010.

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
Samuel E. Lynch, D.M.D., D.M.Sc	26,250	$243,338
Larry Bullock	37,500	292,125
Earl M. Douglas, Esq	96,500	847,700
Russ Pagano, Ph.D	—	—
Steven N. Hirsch(2)	244,023	2,485,376

(1)	The value realized on exercise is calculated by multiplying the number of shares exercised by the difference between the market price of the option awards at exercise and the exercise price of the options.
(2)	Mr. Hirsch served as the Company’s Chief Operating Officer & Executive Vice President until October 31, 2010.

Employment Agreements

Dr. Lynch.  Dr. Lynch’s employment agreement was entered into on July 17, 2009, superseding the previous agreement dated January 1, 2008, and continues through December 31, 2012 and will be automatically extended for additional one-year periods, unless either the Company or Dr. Lynch gives notice of non-extension at least 90 days prior to expiration. Dr. Lynch’s annual base salary was $458,000 as of March 31, 2011, subject to increase at the discretion and review of the board of directors according to the policies and practices the Company may adopt from time to time. Dr. Lynch’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive cash bonus based upon the satisfactory performance of annual goals and as granted by the board of directors or compensation committee. A previous 2004 employment agreement provided for a grant of options to purchase 102,000 shares of the Company’s common stock, which have since vested. The previous 2008 employment agreement provided for options to acquire 1% of the Company’s common stock on a fully diluted basis as of January 1, 2008, or 205,703 shares, which will vest upon the earlier of the Company’s receipt of FDA approval of an orthopedic PDGF product or December 31, 2012. As of March 31, 2011, the Company had cumulatively granted to Dr. Lynch options to purchase a total of 860,203 shares of its common stock, including the options awarded with the 2004, 2008 and 2009 employment agreements and annual incentive awards. The options generally vest over four years at 25% per year, except for options granted in March 2001 (which 33% vested immediately with the remainder vesting over two years at 33% per year) and except for the options granted in 2004 and 2008 described above. All stock options granted to Dr. Lynch which are unexercised as of March 31, 2011 will expire ten years after their respective grant date.

Mr. Bullock.  Mr. Bullock’s employment agreement was entered into on July 17, 2009, superseding the previous agreement dated September 5, 2008, and continues through July 16, 2012. Mr. Bullock’s annual base salary was $278,000 as of March 31, 2011, and is subject to review each annual fiscal period and to increase according to the policies and practices the Company may adopt from time to time. Mr. Bullock’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the chief executive officer and Mr. Bullock, and the chief executive officer’s evaluation of Mr. Bullock’s performance. As of March 31, 2011, the Company had cumulatively granted to Mr. Bullock options to purchase a total of 309,500 shares of its common stock. The options generally vest over four years at 25% per year, except for certain options granted in January 2004, of which 20% vested immediately and the remainder vested over four years at 20% per year. All stock options granted to Mr. Bullock which are unexercised as of March 31, 2011 will expire ten years after their respective grant date.

Mr. Douglas.  Mr. Douglas’ employment agreement was entered into on July 17, 2009, superseding the previous agreement dated May 31, 2005, and continues through July 16, 2012. Mr. Douglas’ annual base salary was $265,000 as of March 31, 2011, and is subject to review each annual fiscal period and to increase according to the policies and practices the Company may adopt from time to time. Mr. Douglas’ employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the chief executive officer and Mr. Douglas, and the chief executive officer’s evaluation of Mr. Douglas. As of March 31, 2011, the Company had cumulatively granted to Mr. Douglas options to purchase a total of 285,000 shares of its common stock. The options generally vest over four years at 25% per year. All stock options granted to Mr. Douglas which are unexercised as of March 31, 2011 will expire ten years after their respective grant date.

Dr. Pagano.  Dr. Pagano’s employment agreement was entered into on July 17, 2009, superseding the previous agreement dated May 23, 2007 and continues through July 16, 2012. Dr. Pagano’s annual base salary was $240,000 as of March 31, 2011, and is subject to review each annual fiscal period and to increase according to the policies and practices the Company may adopt from time to time. Dr. Pagano’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the chief executive officer and Dr. Pagano, and the chief executive officer’s evaluation of Dr. Pagano. As of March 31, 2011, the Company had cumulatively granted to Dr. Pagano options to purchase a total of 240,000 shares of its common stock. The options generally vest over four years at 25% per year. All stock options granted to Dr. Pagano which are unexercised as of March 31, 2011 will expire ten years after their respective grant date, except for options granted in May 2007 which will expire five years after the grant date.

Drs. Lynch and Pagano and Messrs. Bullock and Douglas are prohibited from disclosing non-public information relating to the Company during the terms of their respective employment and for 36 months thereafter, and may not engage in certain competitive activities during the terms of their respective employment and for 12 months thereafter, including assisting another company, directly or indirectly, with developing or commercializing a competitive product. Each of Dr. Pagano and Messrs. Bullock and Douglas may not solicit any of the Company’s employees for a period of 12 months following the termination of each such person’s employment for any reason.

Potential Payments Upon Termination or Change in Control

Termination

Under the employment agreement for Messrs. Bullock and Douglas, and Dr. Pagano, if the Company terminates the executive’s employment without cause, or if the executive resigns his employment for good reason (including non-renewal of the executive’s employment agreement), the executive will be entitled to receive severance payments. Severance payments range from continuation of base salary for a period of six to nine months, and shall include a prorated bonus based on the previous year’s bonus payment for certain executives. The executive officers will each continue to receive benefits and perquisites for a period ranging from six to nine months. In addition, all of Mr. Bullock’s outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the date of termination and shall remain exercisable for their stated terms.

Under the employment agreement for Dr. Lynch, if the Company terminates his employment without cause or elects not to renew his employment agreement, or if Dr. Lynch resigns his employment for good reason, he will be entitled to receive certain severance benefits. The severance benefits shall include: (1) 150% of his base salary and most recent annual discretionary cash bonus award to be paid over a period of 18 months on the Company’s regular payroll dates; and (2) the reimbursement of the costs of his group medical insurance premiums for himself and his dependents for a period of 18 months following the termination date. Earned but unpaid base salary through the date of termination will be paid in a lump sum, and all outstanding stock options will become fully vested and exercisable as of the date of termination.

Mr. Hirsch’s separation agreement and release was entered into on September 29, 2010. The separation agreement and release identified October 31, 2010 as the termination date of Mr. Hirsch’s employment with the Company. Mr. Hirsch’s annual base salary was $313,750 as of October 31, 2010. Mr. Hirsch’s separation agreement provided, among other things, that earned but unpaid salary and unreimbursed expenses through the last day of employment was to be paid in a lump sum within 30 days of the termination date. Certain severance benefits were provided, including twelve months base salary as in effect at the time of termination plus a cash bonus payment equal to 10/12 of the previous year’s annual discretionary cash bonus. In addition, vesting was accelerated by 12 months on the stock options held by Mr. Hirsch at October 31, 2010, and the expiration date of the stock option agreements dated 1/16/2007, 2/7/2008, 2/26/2009 and 2/3/2010 was extended to April 30, 2011. All other stock options which were unexercised at October 31, 2010 expired 90 days post-termination as provided in the applicable stock option agreements.

All executive officers’ entitlement to any severance benefits is conditioned upon the execution by the Company and the executive officer of a mutual general release of claims. In addition, Dr. Lynch’s entitlement to any severance benefits is also conditioned upon his resignation from all of his positions with the Company and its affiliates, other than his position as a member of the Company’s board of directors.

If the executive’s employment is terminated for cause, for a material breach of the employment agreement by the executive, or for expiration of the period of employment as a result of the executive giving notice of non-extension of the employment term, then earned but unpaid base salary will be paid to the executive on the termination date. No other payments will be made or benefits provided by the Company.

If the executive’s employment is terminated for disability (after the compensation provisions during the period of disability in accordance with the executive’s employment agreement have expired), the executive will be entitled to receive severance payments for a period of six months. In addition, all outstanding stock options will become fully vested and exercisable as of the date of termination by reasons of disability or death.

The following table sets forth an estimate of the benefits that the Company’s named executive officers would be entitled to receive if the Company had terminated the executive’s employment due to: disability, death, without cause (or elected not to renew the executive’s employment or if the executive resigned his employment for good reason) or for cause, each as of December 31, 2010 and that the price per share of the Company’s common stock is the closing market price as of December 31, 2010, except as expressly set forth below.

TERMINATION PAYMENTS

Name	Cash(1) ($)	Equity(2) ($)	Perquisites / Benefits(3) ($)	Total ($)
Samuel E. Lynch, D.M.D., D.M.Sc
Employee disability	$217,980	$306,550	$—	$524,530
Employee death	—	306,550	—	306,550
Without cause termination	940,478	306,550	23,123	1,270,151
Termination for cause	—	—	—	—
Larry Bullock
Employee disability	127,500	121,718	—	249,218
Employee death	—	121,718	—	121,718
Without cause termination	258,455	121,718	21,361	401,534
Termination for cause	—	—	—	—
Earl M. Douglas, Esq.
Employee disability	116,500	139,225	—	255,725
Employee death	—	139,225	—	139,225
Without cause termination	235,965	—	14,562	250,527
Termination for cause	—	—	—	—
Russ Pagano, Ph.D.
Employee disability	112,750	209,750	—	322,500
Employee death	—	209,750	—	209,750
Without cause termination	112,750	—	17,469	130,219
Termination for cause	—	—	—	—
Steven N. Hirsch(4)	405,400	42,000	12,048	459,448

(1)	Cash payments include a continuation of salary (or lump-sum payment, as applicable) for a specified time period (or amount) and a cash incentive bonus (prorated based on the previous year’s bonus) if applicable.
(2)	Represents the aggregate value of the additional vesting (i.e., immediate and/or accelerated vesting) of in-the-money, unvested stock options held by the executive officer as of the termination date. The value of the additional vesting with respect to each unvested stock option was calculated by multiplying the number of shares to be vested immediately and/or accelerated by the difference between the closing sale price of the common stock on the termination date and the exercise price per share of the stock option.
(3)	Represents the premiums paid by the Company for health, life and disability insurance and similar employee benefits, calculated based on the assumptions used for financial reporting purposes and U.S. generally accepted accounting principles.
(4)	Mr. Hirsch served as the Company’s Chief Operating Officer & Executive Vice President until October 31, 2010. Payments for Mr. Hirsch are as of his actual termination date.

Change in Control

In March 2008, the Company amended its 2001 long-term stock incentive plan to provide that, upon a change in control, all outstanding incentive stock option awards held by a qualified employee may under certain circumstances be accelerated and exercisable immediately. If the qualified employee has been employed by the Company for three or more years at the time of the change in control, then 100% of the employee’s incentive stock options will vest. If the qualified employee has been employed by the Company for at least two years, but less than three years, at the time of the change in control, then 75% of the employee’s incentive stock options will vest. If the qualified employee has been employed by the Company for at least one year, but less than two years, at the time of the change in control, then 50% of the employee’s incentive stock options will vest. If the qualified employee has been employed by the Company for less than one year at the time of the change in control, then 25% of the employee’s incentive stock options will vest.

In the event there is a change in control during the term of Dr. Lynch’s employment agreement, all of his unvested stock options and restricted stock shall become fully vested and immediately exercisable on the date of such change in control. In addition, if within 12 months of the change in control the Company terminates Dr. Lynch’s employment without cause, the Company elects not to renew the employment agreement, or Dr. Lynch terminates his employment with good reason, the Company will be obligated to pay Dr. Lynch a lump sum payment equal to 150% of his annual base salary and most recent annual discretionary cash bonus award. In addition, if Dr. Lynch agrees not to solicit any of the Company’s then-current customers or employees for a period of 12 months following a termination or resignation due to a change in control, then the Company will be obligated to pay Dr. Lynch a lump sum payment equal to 12 months of his base salary plus an amount equal to 100% of his most recent annual bonus and incentive award.

In the event there is a change in control during the term of the employment agreements for Messrs. Bullock and Douglas, and Dr. Pagano, and the Company terminates the executive’s employment without cause, or if the executive resigns his employment for good reason (a “triggering event”), the executive will be entitled to receive a severance payment. Severance payments include 12 months of base salary, and for certain named executive officers will include a pro-rated cash bonus payment based on the previous year’s annual discretionary cash bonus payment. The executive officers will each continue to receive benefits and perquisites for a period of 12 months. Additionally, following a triggering event, all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives held by the executive officer shall become fully exercisable and vested as of the date of such change in control and shall remain exercisable for their stated terms.

A change in control under the named executive officers’ employment agreements will occur upon: (1) the consummation of a tender offer for the ownership of more than 50% of the Company’s outstanding voting securities; (2) a merger in which the Company’s stockholders prior to the merger own less than 50% of the voting securities of the surviving entity; (3) the sale of all or substantially all of the Company’s assets; or (4) a person acquiring more than 50% of the Company’s outstanding voting securities.

Golden Parachute Compensation

The following table sets forth an estimate of the benefits that the Company’s named executive officers would be entitled to receive in the event of a change in control as defined above, in each case assuming that the applicable triggering event occurred as of December 31, 2010 and that the price per share of the Company’s common stock is the closing market price as of December 31, 2010.

With respect to the Company’s named executive officers, other than the chief executive officer, all payments set forth below are considered “double trigger” benefits meaning that in order for these named executive officers to receive such payment there would need to be a change in control and such named executive officer would have to be terminated other than for cause, or would have to resign for good reason as defined in that executives employment agreement.

With respect to the Company’s chief executive officer, all payments set forth below, other than equity awards, are considered “double trigger” as defined above. The payments may also be triggered if the Company elects not to renew his employment agreement. The equity awards for the chief executive officer are “single trigger” meaning the unvested portion of the awards will be fully vested and immediately exercisable upon the occurrence of a change in control.

GOLDEN PARACHUTE COMPENSATION

Name	Cash(1) ($)		Equity(2) ($)	Perquisites / Benefits(3) ($)	Total ($)
Samuel E. Lynch, D.M.D., D.M.Sc	$1,567,463	(4)	$306,550	$—	$1,874,013
Larry Bullock	322,205		121,718	25,215	469,138
Earl M. Douglas, Esq.	294,215		139,225	16,150	449,590
Russ Pagano, Ph.D.	225,500		209,750	25,138	460,338

(1)	Cash payments include a continuation of salary (or lump-sum payment, as applicable) for a specified time period (or amount) and a cash incentive bonus (prorated based on the previous year’s bonus) if applicable.
(2)	Represents the aggregate value of the additional vesting (i.e., immediate and/or accelerated vesting) of in-the-money, unvested stock options held by the executive officer as of the termination date. The value of the additional vesting with respect to each unvested stock option was calculated by multiplying the number of shares to be vested immediately and/or accelerated by the difference between the closing sale price of the common stock on the termination date and the exercise price per share of the stock option.
(3)	Represents the premiums paid by the Company for health, life and disability insurance and similar employee benefits, calculated based on the assumptions used for financial reporting purposes and U.S. generally accepted accounting principles.
(4)	Amount includes a cash payment equal to $626,985 payable to Dr. Lynch if he agrees not to solicit any of the Company’s then-current customers or employees for a period of 12 months following a termination or resignation due to a change in control. The payment represents a lump sum payment equal to 12 months of his base salary plus an amount equal to 100% of his most recent annual bonus and incentive award.

Pension Benefits

None of the named executive officers participate in or have account balances in qualified or non-qualified defined benefit pension plans sponsored by the Company. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the compensation committee determines that doing so is in the Company’s best interests.

Non-Qualified Deferred Compensation

None of the named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by the Company. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide the executive officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in the Company’s best interests.

Limitations of Liability and Indemnification of Officers and Directors

The Company’s amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. The amended and restated certificate of incorporation provides that no director will have personal liability to the Company or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions will not eliminate or limit the liability of any of the directors:

•	for any breach of their duty of loyalty to the Company or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for voting or assenting to unlawful payments of dividends or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the amended and restated certificate of incorporation provides that the Company must indemnify its directors and officers and must advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings, subject to very limited exceptions.

The Company has entered into indemnification agreements with all of its executive officers and directors. The indemnification agreements provide, among other things, that the Company will, to the fullest extent permitted by law, indemnify and hold harmless each indemnitee for any event or occurrence that takes place either before or after the execution of the agreement, related to the fact that indemnitee is or was a director or an officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or related to anything done or not done by the indemnitee in any such capacity. The agreements provide that no indemnification be paid by the Company: (a) in respect to any transaction in which the indemnitee derived an improper personal benefit; (b) on account of the indemnitee’s conduct which involved acts or omissions not in good faith, intentional misconduct or a knowing violation of law; (c) if such indemnification is in violation of the Company’s amended and restated certificate of incorporation, amended and restated by-laws or the law; or (d) on account of any proceeding for an accounting of profits made from the purchase or sale by the indemnitee of the Company’s securities under the provisions of Section 16(b) of the Exchange Act.

In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements also provide that, in the event of a change in control, the Company will, upon request by the indemnitee, create a trust for the benefit of the indemnitee and fund such trust in an amount sufficient to satisfy expenses reasonably anticipated to be incurred in connection with investigating, preparing for, participating in or defending any proceedings, and any judgments, fines, penalties and amounts paid in settlement in connection with any proceedings. The agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Company’s amended and restated certificate of incorporation or amended and restated by-laws or the Delaware General Corporation Law.

Risk Assessment

The compensation committee has reviewed management’s risk assessment of the Company’s compensation policies and programs for all employees, including non-executive officers, to determine if those policies and programs are reasonably likely to lead employees to take unnecessary and excessive risks which could have a material adverse effect on the Company. The risk assessment consisted of a review of the elements of the Company’s executive and non-executive compensation programs, which includes base salary, annual discretionary cash bonus, long-term incentives, benefits and perquisites. The assessment particularly focused on the Company’s annual discretionary cash bonus program, and the extent to which the corporate operational and financial goals upon which the program is based might incent employees to take unacceptable risks.

With respect to the discretionary cash bonus program, among the factors included in the compensation committee’s review, which mitigate against encouraging excessive risk taking, were the following:

•	The bonus program includes limits on the potential bonus payout to prevent unlimited upside awards. Although the plan permits bonus awards above stated limits in extraordinary circumstances, historically very few awards have exceeded the target.

•	The Company maintains a balanced payout opportunity under the bonus program by favoring a linear payout curve which recognizes an employee’s incremental efforts toward reaching the various corporate and financial goals, which is in contrast to an “all or nothing” steep payout curve which tends to encourage excessive risks in order to achieve the stated goals.
•	The Company avoids over-reliance on a single performance measure for bonus payouts by weighting compensation based on diverse and balanced performance measures. Consequently, no single element of performance is overemphasized by the incentive plans, which minimizes the potential for undue risk taking with regard to a particular goal.
•	For 2011, the annual discretionary cash bonus for all employees is weighted 75% on multiple corporate goals and 25% on multiple business unit and individual goals. The compensation committee determined that activities associated with achieving corporate goals are much more closely monitored by the Company’s board of directors compared to business unit and individual goals.
•	For the majority of employees, base pay still represents the majority of total cash compensation (approximately 80% to 95% for non-executive employees and approximately 70% for executive employees, excluding the chief executive officer), thereby limiting the emphasis on short-term cash incentives.
•	In setting individual goals for each employee, all supervisors are required to specifically consider the extent to which any goal might lead to unnecessary and excessive risks, and to modify the goals as appropriate to modify such risks. As part of the Company’s employee evaluations, each supervisor is required to consider if an employee took excessive risks in order to achieve a goal. The compensation committee makes a similar assessment with regard to the executive officers’ performance targets, and considers such actions in evaluating the chief executive officer’s performance and the chief executive officer’s evaluations of the other executives. If the compensation committee, chief executive officer or a supervisor concludes that excessive risks are present, then the base salary, annual discretionary cash bonus and/or long-term incentives may be negatively adjusted as appropriate.
•	The Company’s various corporate operational and financial goals upon which the bonus plan is based:
•	generally provide a balanced approached between the short-term and long-term performance of the Company, which minimizes the potential risk of sacrificing long-term performance to achieve short-term goals;
•	tend to include very few goals driven solely by achieving numeric targets, instead focusing on achieving operational goals that add long-term value to the Company;
•	to the extent performance targets are based on financial metrics, they incorporate effective internal controls over financial reporting which provides additional protection to minimize unintended and willful reporting errors and undue risk taking; and
•	encourage targets that are challenging, while remaining reasonable and within the realm of possibility and in line with the Company’s business plans for the period.

The compensation committee agreed with the conclusions from the Company’s risk assessment that the Company’s compensation programs are appropriately tailored to encourage employees to grow the Company’s business, while providing an appropriate balance of risk and reward in relation to its overall business strategy, without encouraging unnecessary or excessive risks that could have a material adverse effect on the Company’s business.

Rule 10b5-1 Sales Plans

The Company’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of the Company’s common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. The Company’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information.

On August 16, 2010, Dr. Russ Pagano, the Company’s Vice President for Regulatory and Clinical Affairs, entered into a Rule 10b5-1 plan to sell shares of the Company’s common stock that he acquired via Company matching shares within the 401(k) Profit Sharing Plan. The proceeds of the sale will be re-deposited back into Dr. Pagano’s 401(k) Profit Sharing Plan account. The sales are intended to allow Dr. Pagano to diversify the equity holdings within this 401(k) account only.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of April 21, 2011 by:

•	each of the Company’s directors;
•	each of the Company’s executive officers;
•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s common stock; and
•	all of the Company’s directors and executive officers as a group.

The column entitled “Percent of class” is based on 27,978,558 shares of common stock outstanding on April 21, 2011, assuming no exercise of outstanding options.

For purposes of the table below, the Company deems shares subject to options that are currently exercisable or exercisable within 60 days of April 21, 2011 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but the Company does not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Class
Five percent stockholders:
Novo A/S(1) Tuborg Havnevej 19, DK-2900 Hellerup, Denmark	4,720,065	16.9%
The TCW Group, Inc.(2) 865 South Figueroa Street, Los Angeles, California 90017	2,526,512	9.0%
ClearBridge Advisors, LLC(3) 620 8th Avenue, New York, NY 10018	2,109,657	7.5%
InterWest Management Partners(4) 2710 Sand Hill Road, 2nd Floor, Menlo Park, CA 94025	1,830,253	6.5%
Directors and executive officers:
Samuel E. Lynch, D.M.D., D.M.Sc.(5)	1,368,853	4.9%
Larry Bullock(6)	261,233	*
Earl M. Douglas, Esq.(7)	168,785	*
Russ Pagano, Ph.D.(8)	136,958	*
Larry W. Papasan(9)	46,802	*
Thorkil K. Christensen(10)	2,507	*
Christopher B. Ehrlich(11)	1,843,964	6.6%
Charles W. Federico(12)	33,261	*
Gary Friedlaender, M.D.(13)	85,371	*
James G. Murphy(14)	38,149	*
Douglas G. Watson(15)	77,206	*
All directors and executive officers as a group (11 persons)	4,063,089	14.1%

*	Less than 1%.
(1)	Based upon a Schedule 13D filed with the Securities and Exchange Commission by Novo A/S on December 8, 2009, and information received from Novo A/S. Novo A/S is a Danish private limited liability company wholly owned by the Novo Nordisk Foundation. Novo Nordisk Foundation is the beneficial owner of shares held by Novo A/S. The Board of Directors of Novo A/S has sole voting and investment control over the shares owned by Novo A/S. The Board of Directors of Novo A/S is comprised of Ulf J. Johansson, Jorgen Boe, Goran Ando and Jeppe Christiansen, none of whom has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of the shares held by Novo A/S.
(2)	Based upon a Schedule 13G filed with the Securities and Exchange Commission by The TCW Group, Inc. on February 9, 2011, and a Schedule 13F-HR filed with the Securities and Exchange Commission by The TCW Group, Inc. on February 14, 2011. According to the Schedule 13G, The TCW Group, Inc. is the parent holding company for the subsidiaries TCW Asset Management Company and TCW Investment Management Company. The Schedule 13G was filed by the TCW Group, Inc. on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. Business Unit. The TCW Group, Inc. is deemed to be a beneficial owner of these securities.
(3)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission by ClearBridge Advisors, LLC on February 11, 2011, and information received from ClearBridge Advisers, LLC. According to information furnished by ClearBridge Advisors, LLC, these securities are owned by various individual and institutional investors for which ClearBridge Advisors, LLC serves as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, ClearBridge Advisors, LLC is deemed to be a beneficial owner of these securities.
(4)	Based upon a Schedule 13D filed with the Securities and Exchange Commission on April 22, 2009, and information received from InterWest Management Partners. The beneficial ownership balance includes 941,177 shares purchased by InterWest Partners X, LP on April 7, 2009, 857,692 shares owned by InterWest Partners VIII, LP, 6,846 shares owned by InterWest Investors VIII, LP, and 24,538 shares owned by InterWest Investors Q VIII, LP. InterWest Management Partners X, LLC is the General Partner of InterWest Partners X, LP and InterWest Management Partners VIII, LLC is the General Partner of each of InterWest Partners VIII, LP, InterWest Investors VIII, LP and InterWest Investors Q VIII, LP. Christopher B. Ehrlich is a Managing Director of InterWest Management Partners X, LLC and a Venture Member of InterWest Management Partners VIII, LLC. Mr. Ehrlich disclaims any beneficial ownership of any of these securities, except for his pecuniary interest therein.
(5)	Dr. Lynch’s beneficial ownership includes options to purchase 223,500 shares of common stock.
(6)	Mr. Bullock’s beneficial ownership includes options to purchase 182,625 shares of common stock. Also includes 3,118 shares of common stock held in the executive officer’s 401(k) account.
(7)	Mr. Douglas’ beneficial ownership includes options to purchase 83,750 shares of common stock. Also includes 3,118 shares of common stock held in the executive officer’s 401(k) account.
(8)	Dr. Pagano’s beneficial ownership includes options to purchase 133,750 shares of common stock.
(9)	Mr. Papasan’s beneficial ownership includes options to purchase 19,921 shares of common stock.
(10)	Mr. Christensen is the Chief Financial Officer of Novo A/S. Mr. Christensen disclaims beneficial ownership in the 4,720,065 shares beneficially owned by Novo/AS.
(11)	Mr. Ehrlich’s beneficial ownership includes 941,177 shares beneficially owned by InterWest Management Partners X, LLC, 889,076 shares beneficially owned by InterWest Management Partners VIII, LLC and 1,250 shares owned directly by Mr. Ehrlich as well as options to purchase 12,461 shares of common stock. Mr. Ehrlich is a Managing Director of InterWest Management Partners X, LLC and a Venture Member of InterWest Management Partners VIII, LLC and he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(12)	Mr. Federico’s beneficial ownership includes options to purchase 32,186 shares of common stock.
(13)	Dr. Friedlaender’s beneficial ownership includes options to purchase 35,327 shares of common stock.
(14)	Mr. Murphy’s beneficial ownership includes options to purchase 19,921 shares of common stock.
(15)	Mr. Watson’s beneficial ownership includes options to purchase 19,921 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and beneficial owners of 10% or more of the Company’s common stock to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms furnished to the Company, or written representations that no Forms 3, 4 or 5 were required, the Company believes that each of its executive officers, directors and beneficial owners of 10% or more of the Company’s common stock complied with these reporting requirements in 2010, except that a Form 4 was filed late reporting Earl M. Douglas’ purchase of shares of the Company’s common stock pursuant to a January 2010 exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Directors and Officers

Director Compensation

Please see “Proposal 1: Election of Directors — Director Compensation” for a discussion of options granted to the Company’s non-employee directors.

Executive Compensation and Employment Agreements

Please see “Compensation Discussion and Analysis” for additional information on compensation of the Company’s executive officers. Information regarding employment agreements with the executive officers is set forth under “Compensation Discussion and Analysis — Employment Agreements.”

Indemnification

The Company’s amended and restated certificate of incorporation provides for the indemnification of its directors and officers in most circumstances, to the extent permitted by the Delaware General Corporation Law. Also, the Company has entered into indemnification agreements with each of its directors and officers. Please see “Compensation Discussion and Analysis — Limitations of Liability and Indemnification of Officers and Directors.”

Related Party Transactions

All related party transactions are reviewed and approved by the audit committee, as required by the audit committee charter.

Intellectual Property

Dr. Samuel E. Lynch, the Company’s president and chief executive officer, was a faculty member at Harvard and in such position was the co-inventor of certain intellectual property. As part of his employment arrangement with Harvard, he assigned all of his rights to the intellectual property to Harvard. The Company currently has a license agreement with Harvard with respect to certain portions of this intellectual property. As is customary, Harvard often shares some of the royalties it receives from successful intellectual property licenses with the faculty members that invented such intellectual property. During the year ended December 31, 2010, Harvard paid $34,284 to Dr. Lynch, for a cumulative total of $974,637 as of December 31, 2010, with respect to the Company’s payment of milestones and royalties to Harvard and the intellectual property licensed to the Company as compensation to Dr. Lynch as the co-inventor of the intellectual property that the Company licenses from Harvard. Additional payments may be due in the future.

Lease Agreement

The Company maintains operating lease agreements with Noblegene for the use of office and manufacturing space at its headquarters in Franklin, Tennessee. Dr. Lynch is a former partner in Noblegene but maintained an ownership interest at the time the Company entered into the lease agreements. In March 2008, Dr. Lynch sold his ownership interest back to Noblegene. Since the owner of Noblegene is the brother-in-law of Dr. Lynch’s wife, Noblegene continues to be a related party. Other than the consideration to buy Dr. Lynch’s interest in Noblegene, Dr. Lynch has not received any amounts from Noblegene for the lease because Noblegene had operated at a loss and did not make any distributions of profits to its members prior to Dr. Lynch’s divestiture of his interest in Noblegene. Dr. Lynch will not receive any future amounts from Noblegene in connection with the lease.

Membership on the Board of Directors of a Third Party Company

Dr. Lynch is currently a member of the board of directors of GreenBankshares, Inc., which serves as the bank holding company for GreenBank, a Tennessee chartered commercial bank. He is currently serving a three-year term expiring at the 2011 annual meeting. As of December 31, 2010, the Company maintained accounts at GreenBank, including a portion of its cash and cash equivalents.

Consulting Agreement with a member of the Board of Directors

In August 2009, the Company entered into a two-year consulting agreement with Gary E. Friedlaender, M.D. for consulting services relating to the use of biological products to treat orthopedic injuries and conditions. The 2009 agreement extends the consulting relationship that the Company had with Dr. Friedlaender pursuant to an August 2007 consulting agreement.

In September 2006, the Company appointed Dr. Friedlaender as a member of its board of directors. Prior to the August 2006 agreement and the September 2006 appointment, the Company compensated Dr. Friedlaender for his consulting through stock option grants. As part of his consulting compensation, Dr. Friedlaender received option awards on July 15, 2001 to purchase 7,500 shares of common stock at an exercise price of $0.67, and on February 26, 2006 to purchase 20,250 shares of common stock at an exercise price of $3.63. The option awards were 100% vested upon issuance. For the year ended December 31, 2010, 2009 and 2008, the Company paid Dr. Friedlaender $10,000, $5,000 and $5,000, respectively, for consulting services performed pursuant to the consulting agreements.

Consulting Agreement with a Relative of a Member of the Board of Directors

In December 2010, the Company entered into a one-year consulting agreement with Dr. Michael Ehrlich for consulting services relating to the development of products in the orthopedic market. The 2010 agreement extends the consulting relationship that the Company had with Dr. Ehrlich pursuant to a December 2006 consulting agreement. In October 2004, the Company appointed Dr. Michael Ehrlich’s son, Christopher B. Ehrlich, as a member of its board of directors. For the years ended December 31, 2010, 2009 and 2008, the Company paid Dr. Michael Ehrlich $4,875, $4,000 and $5,000, respectively, for consulting services performed pursuant to the consulting agreements.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The audit committee of the board of directors of BioMimetic Therapeutics, Inc. (the “Company”) represents and assists the board of directors in its oversight of the integrity of the Company’s financial reporting, the independence, qualifications, and performance of the Company’s independent registered public accounting firm, Ernst & Young LLP, and the Company’s compliance with legal and regulatory requirements. The audit committee consists of James G. Murphy, Charles W. Federico and Larry W. Papasan. All members of the committee fall under the safe harbor provision of the independence requirements contemplated by the applicable NASDAQ listing rules and by Rule 10A-3 under the Exchange Act.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, and evaluation of and assessment of the effectiveness of the Company’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee has reviewed and discussed the audited consolidated financial statements with the board of directors and management. Management has represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the independent auditors provided the audit committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Ernst & Young LLP that firm’s independence from BioMimetic Therapeutics, Inc.

Based on the audit committee’s review of the audited consolidated financial statements, and its discussions with management and Ernst & Young LLP, and its review and reliance on the representations of management and the report of Ernst & Young LLP to the board of directors and stockholders, the audit committee recommended to the board of directors of BioMimetic Therapeutics, Inc. that the audited consolidated financial statements be included in BioMimetic Therapeutics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted, Members of the BioMimetic Therapeutics, Inc. Audit Committee James G. Murphy (chair) Charles W. Federico Larry W. Papasan

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for our common stock since May 15, 2006 (the first full day of trading after the initial public offering on May 12, 2006) to the cumulative return over such time period of (i) The Nasdaq Stock Market Composite Index, and (ii) The Nasdaq Biotechnology Index. The graph assumes that, on the date on which we completed the initial public offering of our common stock, $100 was invested in each of our common stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Nasdaq Biotechnology Index, including dividend reinvestment.

The Company has not declared or paid any cash dividends on its capital stock, and has not repurchased any shares of its capital stock. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*

Among BioMimetic Therapeutics, Inc, the NASDAQ Composite Index
and the NASDAQ Biotechnology Index

*	$100 invested on 5/15/06 in stock or 4/30/06 in index, including reinvestment of dividends. Fiscal year ending December 31.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

In order for stockholder proposals for the Company’s 2012 annual meeting to be eligible for inclusion in the Company’s 2012 proxy statement, all such proposals must be submitted in writing to: Nominating and Governance Committee, Attn: Chairperson, c/o BioMimetic Therapeutics, Inc. — General Counsel, 389 Nichol Mill Lane, Franklin, Tennessee 37067. These stockholder proposals must be received by the Company no later than December 15, 2011, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

Under the Company’s corporate by-laws, any such proposal submitted with respect to its 2012 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if the Company does not receive written notice of that proposal at least 90 days (if such business is not to be included in its proxy statement) or at least 120 days (if such business is to be included in its proxy statement) prior to the day the Company released its proxy statement in connection with its previous year’s annual meeting; however, if the date of the annual meeting is changed by more than 30 days from the date of the prior year’s annual meeting, the notice will be considered untimely if it is not received at least 90 days prior to the newly announced date that the Company will mail its proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS AND
ANNUAL REPORT TO STOCKHOLDERS

Pursuant to rules promulgated by the Securities and Exchange Commission, the Company has provided access to the Company’s proxy materials (which includes the notice of annual meeting and proxy statement) and the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010 (which provides additional information about the Company) by distributing these materials to all stockholders entitled to vote.

These materials are also available electronically on the Internet at www.proxyvote.com, and through the “Investors” section of the Company’s website at www.biomimetics.com.

Additional copies are available upon written request to Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067. The Annual Report to Stockholders, Annual Report on Form 10-K, as amended, and other information on the website, other than the proxy statement, are not part of the Company’s proxy soliciting materials.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) if your shares are held in street name, notify your broker, or (2) if your shares are carried on the books of the Company’s transfer agent, (a) direct a written request to: Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067 or (b) contact Investor Relations at (615) 844-1280. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, you should contact your broker. In addition, for shares carried on the books of the Company’s transfer agent, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to stockholders at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Company’s board of directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope or vote by internet or telephone.

By Order of the Board of Directors

/s/ Larry Bullock

Larry Bullock
Chief Financial Officer and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Samuel E. Lynch 02 Larry W. Papasan 03 James G. Murphy

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
3 Proposal to approve an amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 37,500,000 to 100,000,000.	☐	☐	☐
4 To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
5 To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponements thereof.

The shares of common stock represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted "FOR ALL" the listed nominees in item 1 and "FOR" the proposals in items 2, 3 and 4 and for "1 YEAR" in item 5. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000108915_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K/A is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 14, 2011, 8:00 am CDT

The stockholder(s) hereby appoint(s) Samuel E. Lynch and Larry Bullock, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BioMimetic Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 am Central Daylight Time on Tuesday, June 14, 2011, at the Company's headquarters located at 389 Nichol Mill Lane, Franklin, Tennessee 37067, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED AS FOLLOWS: (1) "FOR ALL" THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE ELECTION TO THE BOARD OF DIRECTORS; (2) "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; (3) "FOR" THE APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 37,500,000 to 100,000,000; (4) "FOR" THE APPROVAL OF EXECUTIVE COMPENSATION; AND (5) FOR HAVING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY "ONE YEAR."

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000108915_2 R1.0.0.11699